EXHIBIT 10.80

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

MASTER TRANSACTION AGREEMENT
BETWEEN
PACIFIC GAS AND ELECTRIC COMPANY
AND
GOLDEN STATE LICENSING, LLC
DATED AS OF FEBRUARY 2, 2021

TABLE OF CONTENTS

EXHIBITS
Exhibit A    Form of Master Multi-Site License Agreement
Exhibit B    Form of Assignment and Assumption Agreement
Exhibit C    Effective Date Cell Sites
Exhibit D-1    Effective Date Towers
Exhibit D-2    Pipeline Towers
Exhibit E-1    Effective Date MLAs
Exhibit E-2    Effective Date Standalone Agreements
Exhibit E-3    Excluded SLAs
Exhibit F    Form of Master Transmission Tower Site License Agreement
Exhibit G    Form of Pipeline Cell Site Transaction Agreement
Exhibit H    Form of Escrow Agreement
Exhibit I    Due Diligence List
SCHEDULES
Schedule 1.1(a)    Utility Knowledge
Schedule 1.1(b)    Purchaser Knowledge
Schedule 1.1(c)    Permitted Liens – Agreements with Governmental Authorities
Schedule 1.1(d)    Franchise and Encroachment Sites
Schedule 3.3    No Conflict
Schedule 3.4(a)    Cell Sites and Towers
Schedule 3.4(b)    Fee Title
Schedule 3.4(c)(i)    Ground Rights Agreements
Schedule 3.4(d)(v)    Defaults Under Ground Rights Agreements
Schedule 3.4(d)(vi)    Additional Co-Locations
Schedule 3.4(e)    Other Cell Site Agreements
Schedule 3.4(f)    Datatape
Schedule 3.4(g)    Condemnation and Re-Zoning Proceedings
Schedule 3.4(i)    Ingress and Egress
Schedule 3.4(j)    Easement Modification Payments
Schedule 3.4(m)    Non-Fee Tower Sites
Schedule 3.4(n)    Ground Space Capacity
Schedule 3.4(o)    General Structural Capacity Information
Schedule 3.5    Compliance with Law
Schedule 3.6    Environmental Compliance
Schedule 3.7(a)    Effective Date MLAs
Schedule 3.7(b)    Effective Date SLAs
Schedule 3.7(c)(i)    Contract Enforceability
Schedule 3.7(c)(vii)    Carrier Equipment
Schedule 3.7(c)(viii)    License Fee Payments
Schedule 3.7(c)(ix)    License Fee Concessions or Abatements
Schedule 3.7(d)    Cell Site Contract Defaults
Schedule 3.7(e)    Notices of Termination
Schedule 3.8    Proceedings; Orders
Schedule 4.5    Purchaser Governmental Approvals
Schedule 4.6    Purchaser Proceedings; Orders
Schedule 6.2(d)    FMB Trustee Documentation

MASTER TRANSACTION AGREEMENT
This MASTER TRANSACTION AGREEMENT (this “Agreement”) is made as of February 2, 2021 (the “Effective Date”), by and between Golden State Licensing, LLC, a Delaware limited liability company (“Purchaser”), and Pacific Gas and Electric Company, a California corporation (“Utility”).
RECITALS
WHEREAS, Utility has licensed approximately [***] Effective Date Cell Sites on approximately [***] Effective Date Towers owned or leased by Utility throughout northern and central California to wireless telecommunication carriers (“Carriers”) pursuant to the Effective Date MLAs and the Effective Date Standalone Agreements;
WHEREAS Utility desires to sell and grant an exclusive license to Purchaser, and Purchaser desires to purchase an exclusive license from Utility, enabling Purchaser to sublicense and market Cell Sites on certain of Utility’s Towers to Carriers;
WHEREAS, subject to the terms and conditions of this Agreement, at the Closing, (a) Utility and Purchaser will enter into (i) a Master Multi-Site License Agreement, substantially in the form of Exhibit A (the “MMLA”), pursuant to which, among other things, Purchaser will be granted exclusive rights to sublicense and market Effective Date Cell Sites, Effective Date Tower Expansion Cell Sites, Pipeline Cell Sites and Pipeline Tower Expansion Cell Sites to Carriers (as described in the MMLA and subject to the terms and conditions of the MMLA, the “Exclusive License”); (ii) a Master Transmission Tower Site License Agreement, substantially in the form of Exhibit F (the “MTTSLA”), pursuant to which, among other things, Purchaser will be granted exclusive rights to sublicense and market Cell Sites on Inventory Towers and Sublicensed Tower Expansion Cell Sites to Carriers (as described in the MTTSLA and subject to the terms and conditions of the MTTSLA); and (iii) a Pipeline Cell Site Transaction Agreement, substantially in the form of Exhibit G (the “Pipeline Agreement”), pursuant to which Utility will add Pipeline Cell Sites to the Exclusive License granted pursuant to the MMLA; and (b) Utility will assign to Purchaser the Effective Date MLAs and the Effective Date Standalone Agreements, including the right to receive all licensing revenue relating to the Effective Date Cell Sites under the Effective Date MLAs, the Effective Date Standalone Agreements and the Effective Date SLAs, pursuant to the terms and conditions of an Assignment and Assumption Agreement for each of the Effective Date MLAs and the Effective Date Standalone Agreements, after which each Effective Date MLA and each Effective Date Standalone Agreement will constitute an MMLA Permitted Sublicense Agreement under the MMLA; and
WHEREAS, subject to the terms and conditions of the MMLA and the MTTSLA, following the Effective Date, Purchaser will enter into new MMLA Permitted Sublicense Agreements and MTTSLA Permitted Sublicense Agreements directly with Carriers for any Cell Sites that are Effective Date Cell Sites or Expansion Cell Sites and any amendments, modifications or extensions relating to an Effective Date SLA.
AGREEMENT
NOW THEREFORE, the parties, intending to be legally bound, agree as follows:
Article 1.
DEFINITIONS AND INTERPRETATION
1.1.    Definitions. In addition to the terms defined elsewhere herein, the following terms shall have the following respective meanings when used in this Agreement with initial capital letters.
“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. As used in this definition, “control” means the beneficial ownership

(as such term is defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended) of 50% or more of the voting interests of the Person.
“Alternative Cell Site” has the meaning set forth in the MMLA.
“ANOI” means Included Revenues minus Included Expenses.
“Assignment and Assumption Agreement” means an agreement substantially in the form of Exhibit B, pursuant to which an Effective Date MLA or Effective Date Standalone Agreement, as applicable, will be assigned to and assumed by the Purchaser at the Closing, which will, among other things, specify the rights and obligations of the parties thereto relating to such Effective Date MLA or Effective Date Standalone Agreement, including the rights and obligations related to utility operations that will be retained by Utility. Pursuant to an Assignment and Assumption Agreement, an Effective Date MLA or Effective Date Standalone Agreement, as applicable, will be an MMLA Permitted Sublicense Agreement of Purchaser to the relevant Carrier following the Closing. All rights under an Excluded SLA (and to the extent necessary to exercise the rights under an Excluded SLA, the rights applicable to such Excluded SLA under the applicable Effective Date MLA) shall be Retained Rights under and as defined in the applicable Assignment and Assumption Agreement, and all obligations under an Excluded SLA (and the obligations applicable to such Excluded SLA under the applicable Effective Date MLA) shall be Retained Obligations under and as defined in the applicable Assignment and Assumption Agreement.
“Business Day” means any day other than a Saturday, a Sunday, a federal holiday or any other day on which banks in California are authorized or obligated by Law to close.
“Cell Site” means each location on a Tower on which Communications Equipment is installed or is capable of being installed.
“Cell Site Contracts” means, collectively, the Effective Date MLAs, the Effective Date SLAs and the Effective Date Standalone Agreements.
“Cell Site Material Liability” means a condition or event resulting in (i) a Claim at a single Licensed Cell Site of more than $100,000 or (ii) Claims at one or more Licensed Cell Sites, including the Effective Date Towers and Tower Sites associated therewith, in the aggregate of more than $15,000,000.
“Cell Site Sublicensee” means (i) prior to the Closing, as to any Effective Date Cell Site, any Carrier that licenses from Utility use of such Effective Date Cell Site pursuant to an Effective Date MLA or an Effective Date Standalone Agreement, and (ii) from and after the Closing, as to any Effective Date Cell Site, Pipeline Cell Site or Expansion Cell Site, any Carrier that sublicenses from Purchaser the use of such Effective Date Cell Site, Pipeline Cell Site or Expansion Cell Site pursuant to an MMLA Permitted Sublicense Agreement or a MTTSLA Permitted Sublicense Agreement.
“Claims” means any claims, demands, assessments, actions, suits, damages, obligations, fines, penalties, liabilities, losses, adjustments, costs and expenses (including reasonable fees and expenses of attorneys and other appropriate professional advisers).
“Communications Equipment” means equipment installed by or on behalf of a Carrier on a Cell Site or the Tower Site ground below or adjacent to the Tower on which such Cell Site is located, for the provision of wireless communication services, including voice, video, internet and other data services, which equipment includes, but is not limited to, antennas, related hardware and supports, ancillary tower-mounted equipment, electrical protection equipment, distribution and amplification equipment, batteries, generators, cables (including co-axial cabling, fiber-optic cabling and electrical power cabling), microwave dishes, equipment enclosures and cabinets.

“Confidentiality Agreement” means that certain Non-Disclosure and Use of Information Agreement, dated as of October 2, 2020 by and between Utility and SBA Telecommunications, LLC.
“Contemplated Transactions” means all of the transactions contemplated by this Agreement and the other Transaction Agreements.
“Data Room” means the virtual data room maintained on Intralinks on behalf of Utility in connection with the Contemplated Transactions.
“Designated Replacement Cell Site” has the meaning set forth in the MMLA.
“Designated Site Termination” has the meaning set forth in the MMLA.
“Effective Date Cell Site” means each Cell Site set forth on Exhibit C to this Agreement, each of which is located on an Effective Date Tower and is licensed by Utility to a Carrier as of the Effective Date pursuant to the Effective Date MLAs, the Effective Date SLAs and the Effective Date Standalone Agreements.
“Effective Date MLAs” mean the master license agreements between the Utility and certain Carriers set forth on Exhibit E-1 to this Agreement, including all amendments to such agreements.
“Effective Date SLAs” means the site license acknowledgements executed prior to the Closing pursuant to the Effective Date MLAs for the Effective Date Cell Sites, including all amendments to such agreements, but excluding the Excluded SLAs.
“Effective Date Standalone Agreement” means each lease or license agreement between the Utility and the applicable counterparty thereto set forth on Exhibit E-2 to this Agreement, including all amendments to such agreements.
“Effective Date Tower Expansion Cell Site” means each Cell Site that is located on an Effective Date Tower, other than an Effective Date Cell Site.
“Effective Date Towers” means the Towers set forth on Exhibit D-1 to this Agreement.
“Environmental Law” or “Environmental Laws” means any federal, state or local statute, Law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, the public, endangered species, cultural heritage or workplace health and safety as may now or at any time hereafter be in effect, including the following, as the same may be amended or replaced from time to time, and all regulations promulgated under or in connection therewith: the Superfund Amendments and Reauthorization Act of 1986; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act of 1976; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act; the Hazardous Materials Transportation Act; the Occupational Safety and Health Act of 1970; Proposition 65 administered by the Office of Environmental Health Hazard Assessment of the California Environmental Protection Agency; the Endangered Species Act and the Native American Graves Protection and Repatriation Act.
“Excluded SLAs” means (a) the site license acknowledgements executed prior to the Closing pursuant to the Effective Date MLAs and set forth on Exhibit E-3, and (b) any Effective Date SLA that is not an Included Cell Site Contract, in each case, including all amendments to such agreements.
“Expansion Cell Site” means (a) each Effective Date Tower Expansion Cell Site and Pipeline Tower Expansion Cell Site, in each case, that has been added to Exhibit C to the MMLA pursuant to a Subsequent Documentary Addition and which Purchaser has sublicensed to a Carrier pursuant to an MMLA Permitted Sublicense Agreement, and (b) each Sublicensed Tower Expansion Cell Site that has been added to Exhibit C to the MTTSLA pursuant to a Subsequent Documentary Addition and which Purchaser has sublicensed to a Carrier pursuant to a MTTSLA Permitted Sublicense Agreement.
“FMB Indenture” means that certain Indenture of Mortgage, dated as of June 19, 2020, by and between Utility and The Bank of New York Mellon Trust Company, N.A., as amended, amended and restated, supplemented or otherwise modified from time to time.
“FMB Trustee” means The Bank of New York Mellon Trust Company, N.A., as trustee under the FMB Indenture.
“Franchised Cell Site” means the Cell Sites set forth on Schedule 1.1(d).
“GAAP” means generally accepted accounting principles for financial reporting in the United States.
“Governing Documents” means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.
“Governmental Approvals” means all licenses, permits, franchises, certifications, waivers, variances, registrations, consents, approvals, qualifications, determinations and other authorizations to, from or with any Governmental Authority.
“Governmental Authority” means, any foreign, domestic, federal, territorial, state, tribal or local governmental authority, administrative body, quasi-governmental authority, court, government or self-regulatory organization, commission, board, administrative hearing body, arbitration panel, tribunal or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.
“Ground Rights Agreement” means, as to any Non-Fee Tower Site, the ground lease, sublease or any easement, license, offer letter or other agreement pursuant to which Utility holds a leasehold or subleasehold interest, leasehold or subleasehold estate, easement, license, franchise, sublicense or other interest in the land underlying such Non-Fee Tower Site, together with any extensions of the term thereof (whether by exercise of any right or option contained therein or by execution of a new ground lease or other instrument providing for the use of the land underlying such Non-Fee Tower Site), and including all amendments, modifications, supplements, assignments, guarantees, side letters, offer letters and other documents related thereto.
“Ground Rights Holder” means, as to any Non-Fee Tower Site, the Person granting a leasehold or subleasehold interest, leasehold or subleasehold estate, easement, license, franchise, sublicense or other interest under the Ground Rights Agreement relating to such Non-Fee Tower Site.
“Hazardous Materials” means and includes petroleum products, flammable explosives, radioactive materials, asbestos or any material containing asbestos, polychlorinated biphenyls or any hazardous, toxic or dangerous waste, substance or material, in each case, defined as such (or any similar term) or regulated by, in or for the purposes of Environmental Laws, including Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Included Cell Site Contract” means any Cell Site Contract provided (a) (1) such Carrier has not filed bankruptcy, (2) the applicable Carrier has not provided Utility with written notice of any intent to terminate (including notice of non-renewal) or repudiate the applicable Cell Site Contract, and (3) such Carrier has not alleged in writing a default by Utility under such Cell Site Contract prior to the Closing Date, and (b) the applicable Carrier has installed and maintains its equipment on the applicable Effective Date Tower and the applicable Carrier has commenced paying rent under the applicable Cell Site Contract. No Cell Site Contract with an Affiliate of Utility shall be considered an Included Cell Site Contract.
“Included Expenses” means an amount equal to the product of twelve (12) times the sum of the actual monthly amount of any expenses that Utility is obligated prior to the Closing Date to pay in connection with the ownership or operation of the Effective Date Towers and Licensed Cell Sites pursuant to agreements or obligations that (a) will be assumed by Purchaser in connection with the Contemplated Transactions, and (b) are not terminated prior to the Closing Date.
“Included Revenues” means an amount equal to the aggregate contractual Sublicensing Revenue payments paid or required to be paid (provided the same are paid not more than one hundred eighty (180) days from the date of the applicable invoice issued by Utility to the applicable Carrier) by Carriers under an Included Cell Site Contract on an annualized basis as of the Closing Date; provided, however, such amount shall not include any security deposits, prepaid license fees (unless taken into income by Purchaser), refunds to Cell Site Sublicensees, sales, property, excise or similar taxes imposed by a Governmental Authority and collected from Cell Site Sublicensees and pass through expenses collected from any Carriers.
“Inventory Towers” means the Utility Transmission Towers that are 115kV and 230kV lattice transmission towers, other than the Effective Date Towers or the Pipeline Towers, and on which Cell Sites have not been located as of the Effective Date.
“Knowledge” means (a) with respect to Utility, the actual knowledge of the individuals set forth on Schedule 1.1(a) who are primarily responsible for the ownership, management and operation of the Effective Date Towers, the Cell Sites, including associated Tower Sites, and the Cell Site Contracts, or the actual knowledge that such individuals would have following their due inquiry of the (i) employees of the Utility who directly report to such individuals and whose primary responsibility is the subject matter about which the relevant matter relates, and (ii), with respect to the representation set forth in Section 3.4(k) (Defects), the independent contractors providing maintenance and monitoring services to the applicable Effective Date Towers, directly on behalf of the Utility, and (b) with respect to Purchaser, the actual knowledge of the individuals set forth on Schedule 1.1(b).
“Law” means any law, statute, common law, rule, code, regulation, ordinance or Order of, or issued by, any Governmental Authority.
“Licensed Cell Site” means each Effective Date Cell Site and each Pipeline Cell Site.
“Lien” means, with respect to any asset or property, any mortgage, deed of trust, lien, pledge, security interest, charge, attachment, encumbrance, lease, reservation, restriction, servitude, charge or similar right and any other lien of any kind in respect thereof.
“Material Adverse Effect” means any state of facts, change, effect, condition, development, event or occurrence that (i) has a material adverse effect on Utility’s ability to consummate the Contemplated Transactions, (ii) is materially adverse to the Licensed Cell Sites, the Tower Site Rights associated with the Licensed Cell Sites or the Licensed Cell Site Sublicensing Revenue, taken as a whole, or (iii) has a material adverse effect on the enforceability of the Cell Site Contracts taken as a whole, or the MMLA, or the economic benefit being transferred to the Purchaser pursuant to the MMLA, except to the extent resulting from or relating to (A) changes to the wireless communications industry in the United States generally or the tower ownership, operation, leasing, licensing, management and construction business in the United States generally; (B) the announcement or disclosure of the Contemplated Transactions; (C) general economic, regulatory or political conditions in the United States or changes or developments in the financial or securities markets; (D) changes in GAAP or their application; (E) acts of war, military action, armed hostilities, acts of terrorism, riots, insurrection, sabotage or violent demonstrations; (F) earthquakes, fires (regardless of origin), hurricanes, tsunamis, typhoons, lightning, blizzards, tornadoes, floods, natural disasters, weather conditions, epidemics, pandemics (including the COVID-19 pandemic), disease outbreaks, public health emergencies and force majeure events; (G) changes in Law, (H) the merger, consolidation, acquisition or other transaction involving any Carriers or their Affiliates; and (I) the taking of any action by any Person which is required to be taken pursuant to the terms of this Agreement, unless (1) with respect to the foregoing clauses (A), (C), (E) or (F) (other than clause (F) with respect to fires) any of the facts, changes, effects, conditions, developments or occurrences set forth in such clauses disproportionately impacts or affects the Licensed Cell Sites, the Tower Site Rights associated with the Licensed Cell Sites or the Licensed Cell Site Sublicensing Revenue, taken as a whole, as compared to other similar portfolios of Cell Sites in the same geographic area, or (2) with respect to clause (F) as it relates to fires, such fires in the aggregate render inoperable more than five percent (5%) of the Effective Date Towers in operation as of the Effective Date, provided Utility is then in compliance with the requirement to maintain commercial insurance as set forth in Exhibit N-2 of the MMLA. For the avoidance of doubt, any condition or event resulting in a Claim at a single Licensed Cell Site or one or more Licensed Cell Sites, whether or not resulting individually or collectively in a Cell Site Material Liability, shall be included in determining whether a Material Adverse Effect has occurred.
“MMLA Permitted Sublicense Agreement” means a “Permitted Sublicense Agreement” as defined in the MMLA.
“Monopole” means a pole or other vertical structure designed and installed to support Communications Equipment by a Carrier pursuant to an Effective Date MLA.
“MTTSLA Permitted Sublicense Agreement” means a “Permitted Sublicense Agreement” as defined in the MTTSLA.
“Non-Fee Tower Site” means a Tower Site upon which is located a Licensed Cell Site and with respect to which Utility does not own fee simple title to the land underlying the applicable Tower and/or the Tower Site Rights associated with such Licensed Cell Site.
“Order” means an administrative, judicial, or regulatory injunction, order, decree, judgment, sanction, award or writ of any nature of any Governmental Authority.
“Permitted Effective Date Tower Liens” means, collectively, (i) Liens in respect of property Taxes or similar assessments, governmental charges or levies that relate solely to the interests of any Ground Rights Holder in an Effective Date Tower and are not yet due and payable or are being contested in good faith, (ii) Liens of laborers, shippers, carriers, warehousemen, mechanics, materialmen, repairmen and other like Liens imposed by law that relate solely to the interests of a Ground Rights Holder or a Cell Site Sublicensee in an Effective Date Tower and arise in the ordinary course of business and secure obligations that are not yet due and payable or are being contested in good faith, (iii) any easements, rights of public utility companies (including Utility and its Affiliates), rights-of-way, covenants, conditions, licenses, restrictions, reservations of mineral rights (with surface rights being waived) or similar non-monetary encumbrances that do not impair the use or operation of the applicable Licensed Cell Site as a wireless communications attachment location or the exercise of the applicable Tower Site Rights, including the license of such Licensed Cell Site to Cell Site Sublicensees, (iv) agreements with Governmental Authorities related to the construction, use or operation of a Licensed Cell Site or a Tower which are more particularly described on Schedule 1.1(c), and (v) without limiting the foregoing, such other matters filed in the public real estate records that do not or could not reasonably be expected to materially impair the use or operation of a Licensed Cell Site on such Effective Date Tower as a multi-Carrier wireless communication attachment location or the exercise of the applicable Tower Site Rights, including the license of such Licensed Cell Site to Cell Site Sublicensees.

“Permitted Tower Site Liens” means, collectively, (i) Liens in respect of property Taxes or similar assessments, governmental charges or levies that relate solely to the interests of any Ground Rights Holder in a Tower Site and are not yet due and payable or are being contested in good faith, (ii) Liens of laborers, shippers, carriers, warehousemen, mechanics, materialmen, repairmen and other like Liens imposed by law that relate solely to the interests of a Ground Rights Holder or a Cell Site Sublicensee in a Tower Site and arise in the ordinary course of business and secure obligations that are not yet due and payable or are being contested in good faith, (iii) any easements, rights of public utility companies (including Utility and its Affiliates), rights-of-way, covenants, conditions, licenses, restrictions, reservations of mineral rights (with surface rights being waived) or similar non-monetary encumbrances that do not impair the use or operation of the applicable Licensed Cell Site as a wireless communications attachment location or the exercise of the applicable Tower Site Rights, including the license of such Licensed Cell Site to Cell Site Sublicensees, (iv) agreements with Governmental Authorities related to the construction, use or operation of a Licensed Cell Site or a Tower which are more particularly described on Schedule 1.1(c), and (v) without limiting the foregoing, such other matters filed in the public real estate records that do not or could not reasonably be expected to materially impair the use or operation of a Licensed Cell Site on such Effective Date Tower as a multi-Carrier wireless communication attachment location or the exercise of the applicable Tower Site Rights, including the license of such Licensed Cell Site to Cell Site Sublicensees.
“Person” means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including a Governmental Authority.
“Pipeline Cell Site” means each Cell Site that is located on a Pipeline Tower pursuant to a site license acknowledgement executed under an Effective Date MLA and set forth on Exhibit Q to the MMLA by an addendum executed by Utility and Purchaser following the Closing and that is added to the Exclusive License pursuant to the Pipeline Agreement.
“Pipeline Tower” means any Tower set forth on Exhibit D-2 hereto for which, as of the Closing Date, Utility is in the process of locating a Cell Site for the Carrier identified in such Exhibit D-2, which Cell Site becomes a Pipeline Cell Site licensed to such Carrier within thirty-six (36) months of the Closing Date.
“Pipeline Tower Expansion Cell Site” means each Cell Site that is located on a Pipeline Tower on which a Pipeline Cell Site is installed after the Closing, other than any such initially installed Pipeline Cell Site.
“Post-Closing Sublicensing Revenue” means that portion of Sublicensing Revenue paid by a Carrier to Utility prior to the Closing Date that is properly allocated to any period following the Closing Date, determined in accordance with GAAP applied using the accounting methods, practices, principles, policies and procedures utilized by Utility as of the Effective Date.
“Pre-Closing Sublicensing Revenue” means that portion of Sublicensing Revenue paid by a Carrier to Purchaser on or after the Closing Date that is properly allocated to any period prior to and including the Closing Date, determined in accordance with GAAP applied using the accounting methods, practices, principles, policies and procedures utilized by Utility as of the Effective Date.
“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).
“Purchase Multiple” means [***].
“Purchaser Material Adverse Effect” means any state of facts, change, effect, condition, development, event or occurrence that (i) has a material adverse effect on Purchaser’s ability to consummate the Contemplated Transactions, or (ii) is materially adverse to the assets, financial condition or results of operations of Purchaser and its Subsidiaries, taken as a whole, except to the extent resulting from or relating to (A) changes to the wireless communications industry in the United States generally or the tower ownership, operation, leasing, management and construction business in the United States generally, (B) the announcement or disclosure of the Contemplated Transactions, (C) general economic, regulatory or political conditions in the United States or changes or developments in the financial or securities markets, (D) changes in GAAP or their application, (E) acts of war, military action, armed hostilities or acts of terrorism, (F) earthquakes, fires, hurricanes, tsunamis, typhoons, lightning, blizzards, tornadoes, floods and other natural disasters, weather conditions, epidemics, pandemics (including the COVID-19 pandemic), disease outbreaks, public health emergencies and other force majeure events; (G) changes in Law or (H) the taking of any action by any Person which is required to be taken pursuant to the terms of this Agreement, unless any of the facts, changes, effects, conditions, developments, or occurrences set forth in clauses (A), (C), (E) or (F) hereof disproportionately impacts or affects Purchaser and its Subsidiaries, taken as a whole, as compared to other participants in the industries and businesses in which Purchaser and its Subsidiaries operate.
“Representatives” means, with respect to a Person, its directors, officers, employees, attorneys, accountants, consultants, bankers, financial advisers and any other professionals or agents acting on behalf of any such Person.
“Sublicensed Tower Expansion Cell Site” means each Cell Site that is located on a Sublicensed Tower.
“Sublicensed Towers” means the Inventory Towers with respect to which Purchaser shall have, following the Closing, entered into MTTSLA Permitted Sublicense Agreements for the sublicense of a Cell Site located on such Inventory Tower.
“Sublicensing Revenue” shall mean all revenue, license fees and other amounts due from Carriers to Utility or Purchaser, as applicable, pursuant to the Effective Date MLAs, the Effective Date SLAs or the Effective Date Standalone Agreements with respect to the location of such Carrier’s Communications Equipment on an Effective Date Cell Site, whether designated as “Annual Fees”, payable in a lump sum, as a fixed periodic increase in license fees or otherwise, but shall not include fees for services provided by Utility accruing, due or paid at any time. All calculations of Sublicensing Revenue shall be based on, or valued as if based on, bona fide arms’ length transactions and not on any bundled, loss-leading, or other blended or artificial license or other fee.
“Subsequent Documentary Addition” has the meaning set forth in the MMLA or the MTTSLA, as the context requires.
“Subsidiary” means, with respect to any Person, any other Person (i) of which at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries or (ii) of which such Person is the general partner.
“Tax” (and, with correlative meaning, “Taxes”) means all forms of taxation, whenever created or imposed, whether imposed by a local, municipal, state, foreign, federal or other Governmental Authority, and whether imposed directly by a Governmental Authority or indirectly through any other Person and includes any federal, state, local or foreign income, gross receipts, ad valorem, excise, value-added, sales, use, transfer, franchise, license, stamp, occupation, withholding, employment, payroll, property or environmental tax, levy, charge, assessment or fee together with any interest, penalty, addition to tax or additional amount imposed by a Governmental Authority or indirectly through any other Person, as well as any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.
“Towers” means electric transmission towers, telecommunication towers, buildings and other structures owned or leased by Utility and Monopoles on Utility Property.

“Tower Site” means the real property upon which a Tower is located, including, without limitation, the physical space occupied by the Tower, and to the extent of Utility’s interest therein, real property related or proximate thereto to the extent reasonably used or usable in connection with Utility’s operation and maintenance of such Tower, the operation and maintenance of Communications Equipment by a Carrier, and/or access thereto.
“Tower Site Rights” means with respect to each Tower Site and each respective Carrier’s use and enjoyment of the Tower Site under an MMLA Permitted Sublicense Agreement or MTTSLA Permitted Sublicense Agreement, (i) the Carrier’s right to enter upon, access and use those portions of such Tower Site, including the Tower thereon, to the extent, on the terms and for the purposes with respect to which the applicable Carrier is authorized and holds rights to do so under such MMLA Permitted Sublicense Agreement or MTTSLA Permitted Sublicense Agreement, and rights of vehicular and pedestrian ingress, egress and access to and from such Communications Equipment and other applicable portions of the Tower Site, in accordance with and for the term of each applicable MMLA Permitted Sublicense Agreement or MTTSLA Permitted Sublicense Agreement, and (ii) Purchaser’s right to enter upon, access and use those portions of such Tower Site, including the Tower thereon, for purposes of performing its obligations and exercising its rights under the MMLA and with respect to such MMLA Permitted Sublicense Agreement or MTTSLA Permitted Sublicense Agreement and for vehicular and pedestrian ingress, egress and access to and from an applicable Carrier’s Communications Equipment at such Tower Site, by way of any now existing or hereafter constructed roads, lanes and rights-of-way on the Tower Site, as the same may exist from time to time.
“Transaction Agreements” means this Agreement, the MMLA, the Assignment and Assumption Agreements, the MTTSLA, the Pipeline Agreement, the Escrow Agreement and each other agreement executed and delivered by and between Utility and Purchaser at the Closing.
“Utility Property” means the real property and rights utilized by Utility for its gas and electric and other services businesses, which is owned, operated, leased, or controlled by Utility pursuant to subsisting grants, deeds, easements, leases, franchises, licenses, or other arrangements.
“Utility Transmission Towers” means any structures erected for Utility’s electrical power transmission, including all attendant equipment.
1.2.    Terms Defined Elsewhere in this Agreement. In addition to the terms defined in Section 1(a), the following terms are defined in the Section or part of this Agreement specified below:
        Defined Term                        Section

Aged Revenue    Section 2.7
Agreement    Introduction
ANOI Threshold    Section 2.7
Cap    Section 7.8(b)
Carrier Equipment Sites    Section 2.9(c)
Carrier Specific Easement Modifications    Section 3.4(m)
Carriers    Recitals
Chosen Courts    Section 9.3
Closing    Section 2.4
Closing Date    Section 2.4
Deductible    Section 7.8(a)
Defense Notice    Section 7.4(a)
Diligence Delivery Deadline    Section 5.1(c)
Direct Claim    Section 7.5
Direct Claim Notice    Section 7.5
Disputed Amounts    Section 2.3(f)

Effective Date    Introduction
Escrow Account    Section 2.3(a)(i)
Escrow Agent    Section 2.3(a)(i)
Escrow Agreement    Section 2.3(a)(i)
Estimated Purchase Price    Section 2.2
Exclusive License    Recitals
Final Purchase Price    Section 2.3(b)
Guaranteed Obligations    Joinder and Guaranty
Guarantor    Joinder and Guaranty
Guaranty    Joinder and Guaranty
Indemnified Party    Section 7.4(a)
Indemnifying Party    Section 7.4(a)
Independent Accountants    Section 2.3(f)
Initial Resolution Period    Section 2.3(e)
Inspection Period    Section 5.1(e)
MMLA    Recitals
Outside Date    Section 8.1(b)(i)
Pipeline Agreement    Recitals
Post-Closing Adjustment    Section 2.3(b)
Purchase Price    Section 2.2
Purchaser    Introduction
Purchaser Estimated Purchase Price    Section 2.3(a)
Purchaser Fundamental Representations    Section 7.8(d)
Purchaser Indemnified Party    Section 7.2
Purchaser Post-Closing Statement    Section 2.3(c)
Reimbursement    Section 7.10
Review Period    Section 2.3(d)
Statement of Objections    Section 2.3(e)
Survival Date    Section 7.9(a)
Third Party Claim    Section 7.4(a)
TLA    Recitals
Utility    Introduction
Utility Estimated Purchase Price    Section 2.3(a)
Utility Fundamental Representations    Section 7.8(a)
Utility Indemnified Party    Section 7.3
Utility Post-Closing Statement    Section 2.3(c)
Utility Specified Representations    Section 7.8(a)

1.3.    Construction. Unless the express context otherwise requires:
a.the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
b.the terms defined in the singular have a comparable meaning when used in the plural, and vice versa, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa;
c.any references herein to “$” are to United States Dollars;
d.any references herein to a specific Article, Section, Schedule or Exhibit shall refer, respectively, to Articles, Sections, Schedules or Exhibits of this Agreement;

e.any references to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, if applicable, hereof;
f.any use of the words “or”, “either” or “any” shall not be exclusive;
g.wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and
h.references herein to any gender include each other gender.
ARTICLE 2
EXCLUSIVE LICENSE; Closing

2.1.    Exclusive License. Subject to the terms and conditions of this Agreement, at the Closing, Utility and Purchaser shall enter into the MMLA, pursuant to which, among other things, Utility shall grant the Purchaser the Exclusive License.
2.2.    Purchase Price. The aggregate purchase price (the “Purchase Price”) for Utility’s interest in the Effective Date MLAs, Effective Date SLAs and Effective Date Standalone Agreements, which shall be assigned to Purchaser at Closing free and clear of all Liens, but subject to the terms and conditions of the MMLA and the Cell Site Contracts, and the grant of the Exclusive License, subject to all adjustments, credits and prorations (including any adjustment under Section 2.7), contained in this Agreement, shall be (a) $973,040,000 (Nine Hundred Seventy-Three Million Forty Thousand Dollars), minus (b) the amount of any Post-Closing Sublicensing Revenue received by Utility on or prior to the Closing Date, plus (c) the amount of any Pre-Closing Sublicensing Revenue received by Purchaser following the Closing Date. Purchaser shall pay the Utility Estimated Purchase Price or the Purchaser Estimated Purchase Price, as determined pursuant to Section 2.3(a) and subject to adjustment pursuant to Section 2.3(a), to Utility at the Closing in immediately available funds by wire transfer to an account designated in writing by Utility to Purchaser prior to the Closing, and such amount is referred to herein as the “Estimated Purchase Price”. The Estimated Purchase Price shall be subject to adjustment pursuant to Section 2.3.
2.3.    Purchase Price Adjustment.
a.At least three (3) Business Days before the Closing, Utility shall prepare and deliver to Purchaser a statement setting forth its good faith estimate of the Purchase Price (the “Utility Estimated Purchase Price”), which statement shall include Utility’s good faith estimate of the Post-Closing Sublicensing Revenue. Purchaser shall have the right to review the Estimated Purchase Price to confirm the calculations contained in Section 2.7. In the event that there is no dispute between Utility and Purchaser with respect to the Utility Estimated Purchase Price, the Closing shall occur on the basis of the Utility Estimated Purchase Price and such amount shall be deemed the “Estimated Purchase Price” hereunder. In the event of a dispute between Utility and Purchaser with respect to the Utility Estimated Purchase Price, Purchaser shall deliver to Utility its good faith estimate of the Purchase Price (the “Purchaser Estimated Purchase Price”). Utility and Purchaser shall confer in good faith with respect to any dispute relating to the Utility Estimated Purchase Price and the Purchaser Estimated Purchase Price during such three (3) Business Day period.
i.To the extent that any such dispute is not resolved during such three (3) Business Day period and the difference between the Utility Estimated Purchase Price and the Purchaser Estimated Purchase Price is less than ten percent (10%) of the Purchaser Estimated Purchase Price, (A) the Closing shall nevertheless occur on the basis of the Purchaser Estimated Purchase Price (adjusted to take into account any adjustments on which the parties mutually agree, if any), and such amount, as so adjusted, shall be deemed the “Estimated Purchase Price” hereunder; (B) Purchaser shall deposit an amount equal to the difference between the Utility Estimated Purchase Price and such Estimated Purchase Price with Citibank, N.A. (the “Escrow Agent”) at the Closing to hold in an escrow account (the “Escrow Account”) pursuant to an escrow agreement substantially in the form attached hereto as Exhibit H (the “Escrow Agreement”), and (C) Purchaser and Utility may include any remaining disputed amounts in the Purchaser Post-Closing Statement or the Utility Post-Closing Statement, as applicable, delivered by Utility or Purchaser pursuant to Section 2.3(c).
ii.To the extent that any such dispute is not resolved during such three (3) Business Day period and the difference between the Utility Estimated Purchase Price and the Purchaser Estimated Purchase Price is greater than ten percent (10%) of the Purchaser Estimated Purchase Price, the parties shall, at Utility’s election, either proceed to Closing or delay the Closing, each in accordance with the following terms and conditions:
A.In the event that Utility elects to proceed to Closing, (i) the Closing shall occur on the basis of the Purchaser Estimated Purchase Price (adjusted to take into account any adjustments on which the parties mutually agree, if any), and such amount, as so adjusted, shall be deemed the “Estimated Purchase Price” hereunder; (ii) Purchaser shall deposit an amount equal to the difference between the Utility Estimated Purchase Price and such Estimated Purchase Price with the Escrow Agent at the Closing to hold in the Escrow Account pursuant to the Escrow Agreement; provided, however, such amount shall be capped at ten percent (10%) of the Purchaser Estimated Purchase Price, and (iii) Purchaser and Utility may include any remaining disputed amounts in the Purchaser Post-Closing Statement or the Utility Post-Closing Statement, as applicable, delivered by Utility or Purchaser pursuant to Section 2.3(c).
B.In the event that Utility elects to delay the Closing, the parties shall resolve the dispute in accordance with Sections 2.3(c) through 2.3(i). In such event, payment of the Final Purchase Price (as hereinafter defined) shall (1) be due (I) if there are no Disputed Amounts (as hereinafter defined), within five (5) Business Days following acceptance of the Utility Post-Closing Statement (as hereinafter defined) and the Purchaser Post-Closing Statement (as hereinafter defined), or (II) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in Section 2.3(i) below; and (2) be paid by wire transfer of immediately available funds to such account as is directed by Utility. In either such event, the Closing hereunder shall not occur until the payment in full of such Final Purchase Price.
b.The final Purchase Price determined utilizing the amounts of Post-Closing Sublicensing Revenue and Pre-Closing Sublicensing Revenue that are finally determined pursuant to this Section 2.3, and the final resolution with respect to any dispute regarding the Estimated Purchase Price, is referred to herein as the “Final Purchase Price”. The “Post-Closing Adjustment” shall be an amount equal to the Final Purchase Price, as determined pursuant to this Section 2.3, minus the Estimated Purchase Price. If the Post-Closing Adjustment is a positive number, Purchaser shall pay to Utility (or instruct the Escrow Agent to pay to Utility from the Escrow Account, as applicable) an amount equal to the Post-Closing Adjustment pursuant to Section 2.3(j). If the Post-Closing Adjustment is a negative number, Utility shall pay to Purchaser (or instruct the Escrow Agent to pay to Purchaser from the Escrow Account, as applicable) an amount equal to the absolute value of the Post-Closing Adjustment pursuant to Section 2.3(j).
c.On the date that is one hundred twenty (120) days after the Closing Date, (i) Utility shall deliver to Purchaser a statement setting forth its calculation of the actual amount of Post-Closing Sublicensing Revenue received by Utility prior to the Closing Date, together with any amounts that Utility asserts should have been included or excluded in the Estimated Purchase Price and were not so included or excluded (the “Utility Post-Closing Statement”), and (ii) Purchaser shall deliver to Utility a statement setting forth its calculation of the actual amount of Pre-Closing Sublicensing Revenue received by Purchaser on or following the Closing Date (the “Purchaser Post-Closing Statement”), together with any amounts that Purchaser asserts should have been included or excluded in the Estimated Purchase Price and were not so included or excluded.

d.During the period ending sixty (60) days following the delivery and receipt of each of the Utility Post-Closing Statement and the Purchaser Post-Closing Statement (the “Review Period”), each party shall provide to the other party reasonable access to the books and records of such party, the personnel of such party and such party’s accountants, in each case, to the extent relating to the Utility Post-Closing Statement, the Utility Estimated Purchase Price, the Purchaser Post-Closing Statement and the Purchaser Estimated Purchase Price, as applicable, as the other party may reasonably request for the purpose of reviewing the Utility Post-Closing Statement and the Purchaser Post-Closing Statement, as applicable, and preparing a Statement of Objections, provided, that such access shall be in a manner that does not interfere with the normal business operations of the other party.
e.On or prior to the last day of the Review Period, Purchaser may object to the Utility Post-Closing Statement by delivering to Utility a written statement setting forth Purchaser’s objections in reasonable detail, indicating each disputed item or amount and the basis for Purchaser’s disagreement therewith, and Utility may object to the Purchaser Post-Closing Statement by delivering to Purchaser a written statement setting forth Utility’s objections in reasonable detail, indicating each disputed item or amount and the basis for Utility’s disagreement therewith (either such statement, a “Statement of Objections”). If a party fails to deliver the applicable Statement of Objections before the expiration of the Review Period, the Utility Post-Closing Statement or the Purchaser Post-Closing Statement, as the case may be, shall be deemed to have been accepted by such party. If a party delivers a Statement of Objections before the expiration of the Review Period, Purchaser and Utility shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the applicable Statement of Objections (the “Initial Resolution Period”), and, if the same are so resolved within the Initial Resolution Period, the Utility Post-Closing Statement or the Purchaser Post-Closing Statement, as the case may be, so resolved with such changes as may have been previously agreed in writing by Purchaser and Utility, shall be final and binding.
f.If Utility and Purchaser fail to reach an agreement with respect to all of the matters set forth in each Statement of Objections before expiration of the Initial Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted to negotiations between a vice president of Utility or his or her designated representative and an executive of similar authority of Purchaser. If the Disputed Amounts have not been resolved within sixty (60) days following the first meeting of the executives, the remaining Disputed Amounts shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants that shall not have provided services to Utility or Purchaser during the previous three (3) years (the “Independent Accountants”). The Independent Accountants, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment and the Utility Post-Closing Statement or the Purchaser Post-Closing Statement, as the case may be. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Utility Post-Closing Statement or the Purchaser Post-Closing Statement, as the case may be, and the applicable Statement of Objections.
g.If, at any time prior to the final determination of the Post-Closing Adjustment but after the delivery of the Purchaser Post-Closing Statement, Purchaser receives payment of any additional Pre-Closing Sublicensing Revenue (or any payment that is potentially Pre-Closing Sublicensing Revenue), Purchaser shall promptly give notice of such payment to Utility and, if applicable, the Independent Accountants, and such payment shall be taken into consideration by the parties or, if applicable, the Independent Accountants in determining the Post-Closing Adjustment.
h.The fees and expenses of the Independent Accountants shall be paid equally by Utility, on the one hand, and by Purchaser, on the other hand.
i.The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Utility Post-Closing Statement, the Purchaser Post-

Closing Statement, or the Post-Closing Adjustment, as the case may be, shall be conclusive and binding upon the parties hereto.
j.Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (i) be due (A) if there are no Disputed Amounts, within five (5) Business Days following acceptance of the Utility Post-Closing Statement and the Purchaser Post-Closing Statement, or (B) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in Section 2.3(i) above; and (ii) be paid by wire transfer of immediately available funds to such account as is directed by Purchaser or Utility, as the case may be. To the extent that any such payment is due to Utility, Purchaser and Utility shall provide joint written instructions to the Escrow Agent to make such payment first from the Escrow Account, and to the extent that such payment exceeds the amount in the Escrow Account, Purchaser shall pay such excess amount to Utility. To the extent the amount in the Escrow Account deposited pursuant to Section 2.3(a) exceeds the amount of any such payment owed to Utility, Purchaser and Utility shall provide joint written instructions to the Escrow Agent to release such excess amount to Purchaser.
k.Any payments made pursuant to this Section 2.3 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
2.4.    Closing. The closing of the purchase of the Exclusive License provided for in this Agreement (the “Closing”) will take place remotely by electronic exchange of documents within two (2) Business Days following the date that the applicable conditions set forth in Article 6 (other than conditions which are to be satisfied by delivery at the Closing), have been duly satisfied or waived or such other date as Purchaser and Utility may mutually agree in writing; provided, however, the Closing Date shall not be prior to April 2, 2021 unless the parties mutually agree otherwise. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.
2.5.    Closing Obligations. At the Closing:
a.Utility will deliver to Purchaser:
i.the MMLA, duly executed by Utility;
ii.the Assignment and Assumption Agreements, duly executed by Utility;
iii.the Pipeline Agreement, duly executed by Utility;
iv.the MTTSLA, duly executed by Utility;
v.the Escrow Agreement, duly executed by Utility, if applicable pursuant to Section 2.3;
vi.a certificate of an officer of Utility certifying as to the fulfillment of the condition specified in Section 6.2(a); and
vii.such other documents as Purchaser may reasonably request for the purpose of facilitating the consummation or performance of any of the Contemplated Transactions.
b.Purchaser will deliver or cause to be delivered to Utility:
i.the Estimated Purchase Price, to be delivered pursuant to Section 2.2;
ii.the MMLA, duly executed by Purchaser;
iii.the Assignment and Assumption Agreements, duly executed by Purchaser;

iv.the Pipeline Agreement, duly executed by Purchaser;
v.the MTTSLA, duly executed by Purchaser;
vi.the Escrow Agreement, duly executed by Purchaser, if applicable pursuant to Section 2.3;
vii.a certificate of an officer of Purchaser certifying as to the fulfillment of the condition specified in Section 6.3(a); and
viii.such other documents as Utility may reasonably request for the purpose of facilitating the consummation or performance of any of the Contemplated Transactions.
2.6.    Certain Payments. Notwithstanding Section 2.3, if after the date when the Post-Closing Adjustment is finally determined, Purchaser receives any payment of Pre-Closing Sublicensing Revenue, Purchaser will forward such payment, as promptly as practicable but in any event within thirty (30) days after such receipt, to Utility and notify the payor of such Pre-Closing Sublicensing Revenue to remit all future payments of Pre-Closing Sublicensing Revenue to Utility. If after the date when the Post-Closing Adjustment is finally determined, Utility receives any payment of Post-Closing Sublicensing Revenue, Utility will forward such payment, as promptly as practicable but in any event within thirty (30) days after such receipt, to Purchaser and notify the payor of such Post-Closing Sublicensing Revenue to remit all future payments of Post-Closing Sublicensing Revenue to Purchaser.
2.7.    ANOI Adjustment. Without duplication of any other adjustments to the Purchase Price made pursuant to Section 2.2 or Section 2.3, in the event that the ANOI generated by the Cell Site Contracts is less than [***] ($[***]) (the “ANOI Threshold”) as of the Closing, then (a) the Purchase Price shall be reduced by the product of (i) the amount by which the ANOI is less than the ANOI Threshold as of the Closing multiplied by (ii) the Purchase Multiple, and (b) any Cell Site Contract that is not an Included Cell Site Contract shall be deemed not to be an Effective Date MLA, Effective Date SLA or Effective Date Standalone Agreement, as applicable, shall not be assigned to Purchaser and shall be retained by Utility. In the event that at the Closing there is any Sublicensing Revenue under a Cell Site Contract that would be Included Revenue but for the failure of the applicable Carrier to pay such Sublicensing Revenue within 180 days after the date of the applicable invoice (the “Aged Revenue”), Utility may, at its option, deliver an invoice to the Carrier for the amount of such Aged Revenue. If such Aged Revenue is paid by the applicable Carrier to Utility (or to Purchaser, subject to Purchaser’s obligation to pay such amount over to Utility pursuant to Section 2.6) within one hundred eighty (180) days following the Closing, Purchaser shall, within thirty (30) days after such payment, make a payment to Utility of additional Purchase Price in the amount of the product of (A) the amount of such Aged Revenue paid by the Carrier multiplied by (B) the Purchase Multiple. Any Cell Site Contract with respect to which there is no Included Revenue as of the Closing shall be deemed to be an Excluded SLA. In no event shall the Purchase Price exceed $973,040,000 (Nine Hundred Seventy-Three Million Forty Thousand Dollars).
2.8.    Tax Treatment. Except as otherwise agreed by Purchaser and Utility, the entry into the MMLA and the payment of the Purchase Price shall be treated as a license of the corresponding Cell Sites and related Tower Site Rights for federal and any applicable state income Tax purposes, to the maximum extent permitted by Law.
2.9.    Treatment of Certain Cell Sites.
a.With respect to the Effective Date Cell Site described in item 3 of Schedule 3.4(i), Utility shall use commercially reasonable efforts to deliver to Purchaser prior to the Closing evidence that the access issue has been resolved to Purchaser’s reasonable satisfaction.
b.With respect to the Effective Date Cell Site described in item 1 of Schedule 3.4(c)(i), Utility shall use commercially reasonable efforts to renew the associated Ground Rights Agreement prior to the Closing.
c.With respect to the Cell Sites set forth on Schedule 3.7(c)(vii) (the “Carrier Equipment Sites”), Utility shall use commercially reasonable efforts, in conjunction with the applicable Carrier, to facilitate the installation of such Carrier’s equipment on the applicable Effective Date Tower prior to the Closing.
d.With respect to each Franchised Cell Site, Purchaser shall use commercially reasonable efforts to obtain, prior to the Closing, all required approvals and documentation, if any, from the applicable Governmental Authority in order for Purchaser to have the legal right to operate such Cell Site on the applicable Tower and exercise the applicable Tower Site Rights pursuant to the Cell Site Contracts applicable to such Franchised Cell Site.
e.With respect to the Effective Date Tower described in item 4 of Schedule 3.7(d) and the associated Effective Date Cell Sites, Utility shall use commercially reasonable efforts to resolve to Purchaser’s reasonable satisfaction, prior to the Closing, any rights or claims that Carrier 1 described in such item has for unpaid amounts legally owed to such Carrier with respect to such Effective Date Tower as described in such item.
f.With respect to the Non-Fee Tower Site described in item 2 of Schedule 3.4(c)(i), Utility shall use commercially reasonable efforts to obtain, prior to the Closing, a Ground Rights Agreement in a form reasonably satisfactory to Purchaser providing Utility with a valid and subsisting leasehold, subleasehold, easement, permit, franchise, license or sublicense or other similar valid interest in such Non-Fee Tower Site.
g.With respect to the Effective Date Cell Site described in item 3 of Schedule 3.4(c)(i), Utility shall use commercially reasonable efforts to obtain, prior to the Closing, either (i) a Ground Rights Agreement permitting Carrier attachments on such Effective Date Cell Site in a form reasonably satisfactory to Purchaser, or (ii) evidence reasonably satisfactory to Purchaser that the applicable Carrier has obtained sufficient ground rights to permit Carrier’s attachments of its equipment and the exercise of Carrier’s Tower Site Rights with respect to such Effective Date Cell Site.
h.In the event that the objective described in the covenants set forth in Sections 2.9(a), 2.9(b), 2.9(c), 2.9(d), 2.9(e), 2.9(f) or 2.9(g) has not been achieved at or prior to the Closing with respect to the applicable Cell Site, (i) such Cell Site, along with the associated Tower, Tower Site and Tower Site Rights, shall not be included in the Closing and shall be deemed to be an Excluded SLA, and the Purchase Price shall be adjusted in accordance with the terms of Section 2.7 of this Agreement and (ii) between the Closing Date and the Outside Date, Utility shall use commercially reasonable efforts to achieve the objective described in Sections 2.9(a), 2.9(b), 2.9(c), 2.9(e), 2.9(f) or 2.9(g) and Purchaser shall use commercially reasonable efforts to achieve the objective set forth in Section 2.9(d); it being agreed that Utility shall cooperate with Purchaser in connection with obtaining the required approvals and documentation set forth in Section 2.9(d).
i.In the event that the objective described in the covenants set forth in Sections 2.9(a), 2.9(b), 2.9(c), 2.9(d), 2.9(e), 2.9(f) or 2.9(g) is achieved on or prior to the Outside Date with respect to a Cell Site, within five (5) Business Days following the achievement of such objective, (i) Purchaser shall pay Utility a purchase price for the applicable Cell Site, as additional Purchase Price hereunder, in an amount equal to the product of the ANOI attributable to such Cell Site multiplied by the Purchase Multiple and (ii) such Cell Site, along with the associated Tower, Tower Site and Tower Site Rights, shall be added to the Exclusive License and shall cease to be an Excluded SLA.
j.In the event that any such objective is not achieved at or prior to the Outside Date, the applicable Cell Site, along with the associated Tower, Tower Site and Tower Site Rights, shall no longer be subject to this Agreement, shall remain an Excluded SLA, and each party shall be released from all obligations and liabilities in connection therewith, except that in the case of the Carrier Equipment Sites, such Carrier Equipment Sites shall instead be deemed to have been converted into Pipeline Cell Sites and shall become subject to the Pipeline Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF UTILITY

Utility represents and warrants to Purchaser as follows as of the Effective Date and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is made as of such earlier date):
3.1.    Organization and Good Standing. Utility is duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite corporate power to carry on its business as presently conducted (including the operation and licensing of the Effective Date Cell Sites) and to perform the Contemplated Transactions, other than any failure to be in good standing or to have corporate power that individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect.
3.2.    Authority and Enforceability. Utility has the requisite corporate authority to execute and deliver this Agreement and the other Transaction Agreements to which Utility is a party, to perform all the terms and conditions hereof and thereof to be performed by it, and to consummate the Contemplated Transactions. Assuming due authorization, execution and delivery by each other party hereto and thereto, this Agreement and the other Transaction Agreements constitute the legal, valid and binding obligations of Utility, enforceable against Utility in accordance with its and their terms, except that the enforceability of each of this Agreement and the other Transaction Agreements is subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
3.3.    No Conflict. Except as set forth on Schedule 3.3, the execution, delivery and performance by Utility of this Agreement and each of the other Transaction Agreements to which it is a party, and the consummation of the Contemplated Transactions, do not, with or without the giving of notice or the passage of time, or both, (a) require the consent or approval of any Governmental Authority or any third party, or (b) conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any liability under (i) any provision of the articles of incorporation or bylaws of Utility, (ii) any provision of Law, (iii) any Effective Date MLA (taken as a whole with its respective Effective Date SLAs) or Effective Date Standalone Agreement, or (iv) any contract or agreement of Utility that is material to the Effective Date Towers or the Licensed Cell Sites or the Tower Site Rights related thereto, except, in the case of clauses (ii) and (iv), as would not result in a Cell Site Material Liability or a Material Adverse Effect.
3.4.    Cell Sites and Towers.
a.Except as set forth on Schedule 3.4(a), Utility owns good and marketable fee simple title to each Effective Date Tower, in each case free and clear of any Liens other than Permitted Effective Date Tower Liens and the Lien of the FMB Indenture. There are no Effective Date Towers located upon land for which Utility does not have good and marketable fee simple title to the applicable Tower Site, inclusive of all Tower Site Rights applicable to each Licensed Cell Site related thereto, or hold a valid and subsisting leasehold, subleasehold, easement, permit, franchise, license or sublicense or other similar valid interest in such Tower Site.
b.Utility owns good and marketable fee simple title to the Tower Site, inclusive of all Tower Site Rights applicable to each Licensed Cell Site related thereto, underlying each Effective Date Tower set forth on Schedule 3.4(b) in each case free and clear of any Liens other than Permitted Tower Site Liens and the Lien of the FMB Indenture.
c. Ground Rights Agreements.
i.Except as set forth on Schedule 3.4(c)(i), Utility is the original lessee, sublessee, grantee, permittee, franchisee, licensee or sublicensee (or has validly succeeded directly or indirectly to the rights of the original lessee, sublessee, grantee, permittee, franchisee, licensee or sublicensee) and holds a valid and subsisting leasehold, subleasehold, easement, permit, franchise, license or sublicense or other similar valid interest in the Non-Fee Tower Sites, under the Ground Rights Agreements (and the type of such Ground Rights Agreement is set forth on Schedule 3.4(m)). As of Closing, Utility has made available to Purchaser in the Data Room a true, correct and complete copy of each Ground Rights Agreement.
ii.Utility’s interest in each Non-Fee Tower Site under each applicable Ground Rights Agreement is senior to, or free and clear of, all Liens other than Permitted Tower Site Liens (but is subject to the terms and conditions of the applicable Ground Rights Agreement).
iii.Utility holds its interest in each Ground Rights Agreement free and clear of any Liens other than Permitted Tower Site Liens and the Lien of the FMB Indenture.
d.Utility represents and warrants that:
i.each Ground Rights Agreement is in full force and effect and is valid and enforceable against Utility and, to Utility’s Knowledge, against the other parties thereto, in each case in accordance with its terms, except that the enforceability of each Ground Rights Agreement is subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and has not been modified or amended except for such modifications or amendments that do not impair the use or operation of the applicable Licensed Cell Site as a wireless communications attachment location or the exercise of the applicable Tower Site Rights, including the license of such Licensed Cell Site to Cell Site Sublicensees;
ii.each Ground Rights Agreement has a perpetual term except as set forth on Schedule 3.4(m);
iii.Utility is in actual possession of (or, as applicable, has been granted access to exercise the rights under) the leasehold, subleasehold, easement, permit, franchise, license or sublicense area under each of such Ground Rights Agreements;
iv.Utility has paid the rent set forth in each of such Ground Rights Agreements (if applicable) on a current basis and there are no past due amounts;
v.except as set forth on Schedule 3.4(d)(v), Utility has not given notice to or received notice from any Person claiming that the Utility is in default under any such Ground Rights Agreement that as of the Effective Date remains uncured, and, to the best of Utility’s Knowledge, there is no event which, with the giving of notice or the passage of time or both, would constitute such a default;
vi.except (A) for the Carrier Specific Easement Modifications as defined in Section 3.4(m), (B) for the Licensed Cell Sites for which the ground rights on Schedule 3.4(m) are specified as “PG&E Has Easement, No Mod (Carrier Secured Ground Lease),” and (C) as set forth on Schedule 3.4(d)(vi), each Ground Rights Agreement, as of immediately following and after giving effect to the Closing, permits Purchaser to sublicense and co-locate additional Carriers on the respective Effective Date Tower without the requirement to obtain the approval or consent of any other Person and without the requirement to pay additional money to any other Person.
e.Except as set forth on Schedule 3.4(e), Utility is not party to any agreement with any Person (other than this Agreement and the Cell Site Contracts) to license or transfer all or any portion of any Effective Date Cell Site or the Tower Site Rights related thereto.

f.All information contained in the datatape dated on or about January 2021 relating to the Effective Date SLAs, the Effective Date MLAs and the Effective Date Standalone Agreements attached hereto as Schedule 3.4(f) is true and correct in all material respects.
g.Except as set forth on Schedule 3.4(g), as of the Effective Date, (i) Utility has not received written notice that any condemnation, or other taking by any Governmental Authority, is pending or has been instituted with respect to any portion of any Licensed Cell Site or the associated Tower Site, and (ii) in the twelve (12) months preceding the Effective Date, Utility has not received written notice that any re-zoning proceedings are pending or have been instituted with respect to any portion of any Licensed Cell Site or the associated Tower Site that would make the use of such Licensed Cell Site or the Tower Site Rights related thereto a non-conforming use.
h.Utility possesses all rights necessary to grant the Exclusive License to Purchaser pursuant to, and subject to the terms and conditions of, the MMLA, including the Tower Site Rights applicable to each Licensed Cell Site.
i.Except as set forth on Schedule 3.4(i), Utility has a fee interest, or Utility or the applicable Carrier has obtained a leasehold, subleasehold, easement, permit, franchise, license, right of way or sublicense or other similar right necessary to provide to Utility or the applicable Carrier adequate, legal and practical pedestrian and vehicular ingress and egress to and from the Effective Date Cell Sites and the associated Tower Sites to paved public roads and to permit the installation and maintenance of the Communications Equipment currently installed at such Effective Date Cell Sites and Tower Sites.
j.Except as set forth on Schedule 3.4(j), as of the Closing Date, no amounts are due and payable by Utility to any landowner pursuant to any easement modification agreement entered into between Utility and such landowner with respect to any Effective Date Cell Site or the Tower Site related thereto.
k.Defects. To the best of Utility’s Knowledge, there are no structural defects in any of the Effective Date Towers or the Licensed Cell Sites that would or would reasonably be expected to impair the use or operation of the associated Licensed Cell Site as a wireless communication attachment location, including the license of such Licensed Cell Site to Cell Site Sublicensees and the exercise of the applicable Tower Site Rights.
l.On the Closing Date, there will be no outstanding contracts made by Utility for any other work or services to the Effective Date Towers or Licensed Cell Sites, or associated Tower Sites, including professionals such as architects, engineers and planners, which have not been fully paid for and for which Purchaser would be responsible after giving effect to the Contemplated Transactions.
m.Schedule 3.4(m) sets forth, with respect to each Non-Fee Tower Site, (i) whether or not Utility holds an easement interest in such Non-Fee Tower Site; (ii) if Utility holds an easement interest in such Non-Fee Tower Site, whether or not Utility has entered into an easement modification agreement with the applicable landowner permitting the use of the applicable Effective Date Tower as a wireless communication attachment location; (iii) if Utility has not entered into an easement modification agreement with the applicable landowner permitting the use of the applicable Effective Date Tower as a wireless communication attachment location, whether or not (A) the applicable Carrier has entered into a ground lease with the applicable landowner, or (B) Utility has obtained a permit or encroachment agreement from the applicable landowner permitting the use of the applicable Effective Date Tower as a wireless communication attachment location; (v) any other type of Ground Rights Agreement held by Utility with respect to such Non-Fee Tower Site; (vi) the date of expiration, if any, of the applicable Ground Rights Agreement; (vii) whether any recurring amounts are payable by Utility to any landowner pursuant to any easement modification agreement entered into between Utility and such landowner with respect to such Non-Fee Tower Site; and (viii) if Utility has entered into an easement modification agreement with the applicable landowner permitting the use of the applicable Effective Date Tower as a wireless communication attachment location, whether or not such easement modification agreement is specific to one Carrier (the “Carrier Specific Easement Modifications”), or is not specific to one Carrier.
n.To the actual knowledge of the individuals set forth on Schedule 1.1(a), based solely on a desk-based review undertaken by Utility personnel of Utility’s records, existing Tower Site photos and Tower Site information in Utility’s possession, additional ground space of 10’x10’ or 8’x12’ is available on not fewer than 570 Effective Date Towers as set forth on Schedule 3.4(n).
o.The information set forth on Schedule 3.4(o) describes the basis of Utility’s assumptions relating to assessing the general structural capacity of certain types of Utility Transmission Towers to support the Communications Equipment of more than one Cell Site. Schedule 3.4(o) was prepared by Utility in good faith; provided that Purchaser acknowledges that (a) the information set forth on Schedule 3.4(o) does not constitute a representation or warranty under this Agreement, and (b) Utility makes no representation or warranty in this Section 3.4(o) with respect to the structural capacity of any specific Tower, which may only be determined by engineering and structural analysis of such specific Tower, among other criteria.
3.5.    Compliance with Law. Except as expressly identified in Schedule 3.5, Utility has during the twelve (12) months preceding the Effective Date operated and is operating each Effective Date Cell Site and associated Effective Date Tower and Tower Site in all respects in accordance with all Laws applicable to Utility, and no Effective Date Cell Site or associated Effective Date Tower or Tower Site lacks any necessary Governmental Approvals required to be held by Utility. Except as expressly identified in Schedule 3.5, Utility has not received any notification during the twelve (12) months preceding the Effective Date that any Effective Date Cell Site or associated Effective Date Tower or Tower Site lacks any necessary Governmental Approvals required to be held by Utility (excluding any Governmental Approval that may be, or is required to be, held by a Carrier) or is not in compliance with any Laws (excluding any Environmental Laws) applicable to Utility and affecting such Effective Date Cell Site, Effective Date Tower or Tower Site, or the exercise of the applicable Tower Site Rights, except where the failure to have such Governmental Approvals or to be in such compliance, individually or in the aggregate, has not resulted and would not reasonably be expected to result in a Cell Site Material Liability or a Material Adverse Effect. Except as expressly identified in Schedule 3.5, to the best of Utility’s Knowledge, all Governmental Approvals necessary for the ownership and present operation and use of the Effective Date Towers and the Licensed Cell Sites by Utility have been issued, are fully paid for and are in full force and effect.
3.6.    Environmental Compliance. Except as set forth on Schedule 3.6, (a) Utility has during the five (5) year period preceding the Effective Date operated and is operating each Effective Date Cell Site and associated Effective Date Tower and Tower Site in accordance with all Environmental Laws applicable to Utility, and no Effective Date Cell Site or associated Effective Date Tower or Tower Site lacks any necessary Governmental Approvals required to be held by Utility pursuant to any Environmental Laws, (b) Utility has not received any written notification from a Governmental Authority that Utility is not in compliance with Environmental Laws applicable to Utility with respect to any Effective Date Cell Site or associated Effective Date Tower or Tower Site, except where the failure to be in such compliance, individually or in the aggregate, has not resulted and would not reasonably be expected to result in a Cell Site Material Liability or a Material Adverse Effect (after taking into account Utility’s rights to indemnification from Carriers pursuant to the Cell Site Contracts), and (c) there have been no releases or disposals of any Hazardous Materials by Utility, or any Person acting on behalf of Utility, at any Effective Date Cell Site or associated Effective Date Tower or Tower Site that would reasonably be expected to result in liability under applicable Environmental Law, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in a Cell Site Material Liability or a Material Adverse Effect (after taking into account Utility’s rights to indemnification from Carriers pursuant to the Cell Site Contracts).
3.7.    Contracts.
a.Schedule 3.7(a) lists each Effective Date MLA, each Effective Date Standalone Agreement and each amendment to an Effective Date MLA or Effective Date Standalone Agreement, and Utility has made available to Purchaser in the Data Room a true, correct and complete copy of each Effective Date MLA as in effect on the Effective Date.

b.Schedule 3.7(b) lists each Effective Date SLA and each amendment to an Effective Date SLA as of the Effective Date. Utility has made available to Purchaser a true, correct and complete copy of each Effective Date SLA in Utility’s possession.
c.Cell Site Contracts.
i.Except as expressly identified in Schedule 3.7(c)(i), each Cell Site Contract is in full force and effect and is valid and enforceable against Utility and, to Utility’s Knowledge, against the other parties thereto, in each case in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
ii.Utility is the original lessor or licensor (or has validly succeeded to the rights of the original lessor or licensor) under each of the Cell Site Contracts.
iii.Utility will assign its interests in the Cell Site Contracts to Purchaser at Closing free and clear of all liens and encumbrances, but subject to the terms and conditions of the MMLA and the Cell Site Contracts.
iv.Except for the rights of the Carriers and subtenants, pursuant to the Cell Site Contracts, no Person other than Purchaser will on the Closing Date be in, or have any right or claim to, possession of any of the Licensed Cell Sites.
v.Other than pursuant to the Cell Site Contracts, and related subleases, there are no leases, subleases, licenses or other occupancy agreements (written or oral) pursuant to which Utility has granted or agreed to grant any possessory interest in or to the Licensed Cell Sites, or pursuant to which Utility has granted or agreed to grant other rights with respect to the use of any of the Licensed Cell Sites or that would interfere with the exercise of any related Tower Site Rights.
vi.Except as set forth on Schedule 3.7(a) and Schedule 3.7(b), the Cell Site Contracts have not been modified, terminated or amended.
vii.Each Carrier has accepted and remains in possession of its Licensed Cell Site under its Cell Site Contract and, except as set forth on Schedule 3.7(c)(vii), each Carrier has installed and maintains its equipment on the applicable Effective Date Tower pursuant to its Cell Site Contract.
viii.Except as set forth on Schedule 3.7(c)(viii), there are no amounts due under the Cell Site Contracts that have not been paid within one hundred eighty (180) days from the date of the applicable invoice issued by Utility to the applicable Carrier.
ix.Except as expressly set forth in the Cell Site Contracts or as set forth on Schedule 3.7(c)(ix), no Carrier is entitled to any licensee fee concessions or abatements in license fees for any period subsequent to the Closing Date.
x.Except as expressly set forth in the Cell Site Contracts, Utility has not been paid any security deposits or prepaid license fees under the Cell Site Contracts.
xi.No Cell Site Contracts provide for non-monetary rent or, except as expressly set forth in the Cell Site Contracts, other consideration to the Utility thereunder.
xii.In the twelve (12) months preceding the Effective Date, Utility has not received notice from any Carrier asserting any Claims, offsets or defenses of any nature whatsoever to the performance of its obligations under its Cell Site Contract and, to the best of Utility’s Knowledge, there is no event which, with the giving of notice or the passage of time or both, would constitute the basis of such Claim, offset or defense.
xiii.No Carrier is an Affiliate of Utility.
d.Except as set forth on Schedule 3.7(d), in the twelve (12) months preceding the Effective Date, Utility has not given to or received from the applicable counterparty any notice regarding any violation or breach of, or default under, any Cell Site Contract, and neither Utility nor, to Utility’s Knowledge, the applicable counterparty, is in default under any Cell Site Contract, and, to Utility’s Knowledge, there is no event which, with the giving of notice or the passage of time or both, would constitute such a default.
e.Except as set forth on Schedule 3.7(e), as of the Effective Date, Utility has not received any written notice of termination of any Effective Date MLA, Effective Date SLA or Effective Date Standalone Agreement.
3.8.    Proceedings; Orders. Except as set forth on Schedule 3.8, as of the Effective Date, there is no Proceeding pending or, to Utility’s Knowledge, threatened against Utility relating to any Effective Date Cell Site or Effective Date Tower or associated Tower Site by or before any Governmental Authority or by any Person that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.8, as of the Effective Date, there are no Orders pending or, to Utility’s Knowledge, threatened against Utility with respect to the Effective Date Cell Sites, Effective Date Towers or associated Tower Sites or otherwise binding on any Effective Date Cell Sites, Effective Date Towers or associated Tower Sites that, individually or in the aggregate, have resulted or would reasonably be expected to result in a Material Adverse Effect.
3.9.    Taxes and Assessments. All ad valorem real property taxes and all personal property taxes for the Effective Date Towers and the Licensed Cell Sites and associated Tower Sites that are due and payable have been fully paid, and Utility has filed all appropriate tax returns for the Effective Date Towers, the Licensed Cell Sites and associated Tower Sites, except for any such taxes as are being contested in good faith. There are no existing or pending special assessments, fees or similar obligations affecting any of the Licensed Cell Sites, Effective Date Towers, associated Tower Sites or Cell Site Contracts, which have been assessed by any Governmental Authority. Utility will be liable for any such special assessments, fees or similar obligations affecting the Effective Date Towers and associated Tower Sites that arise prior to the Closing Date. Utility will be liable for any such special assessments, fees or similar obligations affecting the Licensed Cell Sites or Cell Site Contracts that arise prior to the Closing Date.
3.10.    Brokers or Finders. Utility has not engaged any broker, finder, investment banker or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or other similar fees, in each case for which Purchaser would be responsible for payment in connection with the Contemplated Transactions or for which such Person would have lien rights on the Licensed Cell Sites or related Tower Site Rights, the Cell Site Contracts or the MMLA.
3.11.    Accurate Documents. All contracts, documents, reports, leases, surveys and other items relating to the Licensed Cell Sites, the Effective Date Towers, the associated Tower Sites or the Cell Site Contracts and delivered to Purchaser pursuant to this Agreement are, in all material respects, true, correct and complete copies of the originals thereof.
3.12.    Accuracy of Representations and Warranties. All of Utility’s representations and warranties contained in this Agreement and Utility’s liability therefor will survive the Closing. Purchaser will have no duty to investigate or inquire about the accuracy or veracity of any representation or warranty contained in this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Utility as follows as of the Effective Date and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is made as of such earlier date):
4.1.    Organization and Good Standing. Purchaser is duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite limited liability company power to carry on its business as presently conducted and to perform the Contemplated Transactions. Guarantor is duly organized, validly existing and in good standing under the laws of Florida, and has all requisite limited liability company power to carry on its business as presently conducted and to perform the Guaranty.
4.2.    Authority and Enforceability. Each of Purchaser and Guarantor has the limited liability company authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, to perform all the terms and conditions hereof and thereof to be performed by it, and to consummate the Contemplated Transactions. Assuming due authorization, execution and delivery by each other party hereto and thereto, this Agreement and the other Transaction Agreements constitute the legal, valid and binding obligations of Purchaser, to the extent Purchaser is a party thereto, enforceable against Purchaser in accordance with its and their terms, except that the enforceability of each of this Agreement and the other Transaction Agreements is subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The Guaranty constitutes the legal, valid and binding obligations of Guarantor, enforceable against Guarantor in accordance with its terms, except that the enforceability of the Guaranty is subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
4.3.    No Conflict. The execution, delivery and performance by each of Purchaser and Guarantor of this Agreement and each of the other Transaction Agreements to which it is a party, and the consummation of the Contemplated Transactions, do not, with or without the giving of notice or the passage of time, or both, conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any liability or result in the creation of any Lien upon any of the properties or assets of Purchaser or Guarantor under (a) any provision of Purchaser’s or Guarantor’s, as applicable, Governing Documents, (b) any provision of Law or (c) any material contract to which Purchaser or Guarantor is a party or by which Purchaser or Guarantor or their respective assets are bound, except, in the case of clauses (b) and (c), as would not have a Purchaser Material Adverse Effect.
4.4.    Brokers or Finders. Purchaser has not engaged any broker, finder, investment banker or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or other similar fees, in each case for which Utility would be responsible for payment in connection with the Contemplated Transactions or for which such Person would have lien rights on the Licensed Cell Sites or related Tower Site Rights, the Cell Site Contracts or the MMLA.
4.5.    Governmental Approvals. Schedule 4.5 contains a list of all Governmental Approvals and other filings, applications or notices required to be made, filed, given or obtained by Purchaser or any of its Affiliates (including Guarantor) with, to or from any Governmental Authorities or other Persons in connection with the consummation of Contemplated Transactions, except those approvals, filings, applications and notices the failure to make, file, give or obtain of which do not adversely affect or restrict in any material respect, or would not reasonably be expected to adversely affect or restrict in any material respect, Purchaser’s ability to consummate the Contemplated Transactions or Guarantor’s ability to perform its obligations under the Guaranty.
4.6.    Proceedings; Orders. Except as set forth on Schedule 4.6, as of the Effective Date, there is no Proceeding pending or, to Purchaser’s Knowledge, threatened against Purchaser by or before any Governmental Authority or by any Person which challenges the validity of this Agreement or which would reasonably be likely to adversely affect or restrict (a) Purchaser’s ability to consummate the Contemplated Transactions or (b) Purchaser’s or its Affiliates’ ability to license or sublicense the Licensed Cell Sites and related Tower Site Rights to be sublicensed under the MMLA, the Effective Date MLAs or the Effective Date Standalone Agreements or which, individually or in the aggregate, have had or would reasonably be expected to have a Purchaser Material Adverse Effect. As of the Effective Date, there are no Orders pending or, to Purchaser’s Knowledge, threatened that adversely affect or restrict, or would reasonably be expected to adversely affect or restrict (i) Purchaser’s ability to consummate the Contemplated Transactions or (ii) Purchaser’s or its Affiliates’ ability to sublicense the Licensed Cell Sites and related Tower Site Rights pursuant to the MMLA or the Effective Date MLAs or the Effective Date Standalone Agreements or which, individually or in the aggregate, have had or would reasonably be expected to have a Purchaser Material Adverse Effect.
4.7.    Solvency. As of the Effective Date, immediately prior to the Closing, and after giving effect to the Contemplated Transactions, Purchaser shall be solvent. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Purchaser or any of its Affiliates.
4.8.    Financial Capability. Purchaser has, as of the Effective Date, and shall have on the Closing Date, sufficient funds to enable Purchaser to consummate the Contemplated Transactions, including payment of the Purchase Price and fees and expenses of Purchaser relating to the transactions contemplated hereby.
4.9.    Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Licensed Cell Sites and associated Tower Sites. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, Purchaser has relied upon its own investigation and the express representations and warranties of Utility set forth in Article 3; and (b) neither Utility nor any other Person has made any representation or warranty as to Utility, its Affiliates, the Licensed Cell Sites, the associated Tower Sites or this Agreement, except as expressly set forth in Article 3.
ARTICLE 5
COVENANTS AND AGREEMENTS

5.1.    Access to Books and Records.
a.During the Inspection Period, but subject to (i) contractual and legal restrictions applicable to Utility, and (ii) applicable Law, Utility shall, upon reasonable advance notice from Purchaser to Utility, make its personnel available to Representatives of Purchaser and afford to such Representatives reasonable access to Utility’s books and records of and relating to the Effective Date Cell Sites, including the associated Effective Date Towers and Tower Sites, during normal business hours. All requests for access shall be made to a representative of Utility as designated by Utility within three (3) Business Days following the execution of this Agreement, who shall be solely responsible for coordinating all such requests and all access permitted under this Agreement.
b.Prior to the Closing, no information provided to Purchaser or its Representatives pursuant to this Agreement shall be used for any purpose unrelated to the Contemplated Transactions, or any financings thereof, and all such information shall be held by Purchaser, its Affiliates and its Representatives in accordance with, and shall be subject to the terms of, Section 5.3 and the Confidentiality Agreement.
c.On or prior to February 12, 2021 (the “Diligence Delivery Deadline”), Utility will furnish to Purchaser true, correct and complete copies of all records, documentation and other information in its possession (or in the possession of Utility’s attorneys or other representatives) described in the Due Diligence List attached hereto as Exhibit I to the extent such records, documentation and information are reasonably capable of being retrieved; as Purchaser may reasonably request concerning the ownership, use, operation and condition of the Effective Date Towers (to the extent relevant to the Licensed Cell Sites) and associated Tower Sites, the Licensed Cell Sites and the Cell Site Contracts. Notwithstanding the foregoing, Utility shall only be required to use commercially reasonable efforts to furnish to Purchaser supporting documentation for all Sublicensing Revenue, such supporting documentation to include copies of all current rent checks, by the

Diligence Delivery Deadline. In the event that Utility is unable to deliver such supporting documentation to Purchaser by the Diligence Delivery Deadline, (i) Utility shall be required to deliver the same to Purchaser no later than thirty (30) days following the Closing Date and (ii) notwithstanding anything in this Agreement to the contrary, the Final Purchase Price shall be subject to an ANOI adjustment in accordance with Section 2.7 of this Agreement.
d.Governmental and Third Party Contact. Purchaser may, but is not obligated to, with the prior written approval of Utility, which approval will not be unreasonably withheld or delayed, contact any Governmental Authority about any Governmental Approvals or Law concerning the Licensed Cell Sites, including the associated Effective Date Towers and Tower Sites, and the Cell Site Contracts, and may, but is not obligated to, with the prior written approval of Utility, which approval will not be unreasonably withheld or delayed, contact any Ground Rights Holder, any Carrier or any other Person about any Ground Rights Agreement, the Cell Site Contracts, or any other aspects of the Licensed Cell Sites, including the associated Effective Date Towers and Tower Sites. Purchaser shall permit Utility to participate in any discussions with any of the foregoing Persons to the extent reasonably requested by Utility.
e.Changes During the Inspection Period. During the period beginning on the Effective Date and ending at the Closing (the “Inspection Period”), Utility will not (i) permit any new occupancy of, or enter into any new lease, license or other occupancy agreement for, space on any of the Licensed Cell Sites, including the associated Effective Date Towers and Tower Sites, in each case, that would interfere with the use of such Licensed Cell Site or the exercise of the associated Tower Site Rights following the Closing, or in any of the Communications Equipment located on any of the Licensed Cell Sites or the associated Effective Date Towers or Tower Sites, (ii) renew, modify or terminate the Cell Site Contracts or the Ground Rights Agreements, (iii) take any action or fail to take any action that would constitute a default under the Cell Site Contracts or the Ground Rights Agreements, or (iv) enter into or renew any management, maintenance, service or other agreement affecting the Licensed Cell Sites, or any of the Communications Equipment located on any of the Licensed Cell Sites, or the Cell Site Contracts, without Purchaser’s prior written approval in each instance, which approval will not be unreasonably withheld or delayed.
f.Conduct During Inspection Period. During the Inspection Period, Utility (i) will conduct its business of licensing the Licensed Cell Sites, including the associated Effective Date Towers and Tower Sites, in the usual and ordinary course, (ii) will use its commercially reasonable efforts to maintain and preserve the Licensed Cell Sites, the associated Effective Date Towers and Tower Sites and the Cell Site Contracts, and (iii) will not encumber, modify or alter the Licensed Cell Sites, the associated Effective Date Towers or Tower Sites or the Cell Site Contracts in any material respect, in each case, except (A) for Permitted Effective Date Tower Liens (solely with respect to such Effective Date Towers), Permitted Tower Site Liens (solely with respect to such Tower Sites), and the Lien of the FMB Indenture (solely with respect to such Effective Date Towers and Tower Sites), or (B) to the extent Purchaser has provided prior written approval otherwise, which approval will not be unreasonably withheld or delayed.
5.2.    Efforts to Close; Cooperation. Subject to the provisions of this Agreement, Utility and Purchaser each shall use their commercially reasonable efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Contemplated Transactions, and to cooperate with the other in connection with the foregoing and (ii) refrain from taking, or cause to be refrained from taking, any action and to refrain from doing or causing to be done, anything which would reasonably be expected to impede or impair the prompt consummation of the Contemplated Transactions, including using their commercially reasonable efforts to (A) obtain all necessary waivers, consents, releases and approvals that are required for the consummation of the Contemplated Transactions, (B) obtain all consents, approvals and authorizations that are required by this Agreement or any other Transaction Agreement to be obtained under any Law, (C) lift or rescind any Order adversely affecting the ability of the parties to consummate the Contemplated Transactions, (D) effect all necessary registrations and filings, including filings and submissions of information requested or required by any Governmental Authority, and (E) fulfill all conditions to this Agreement. With respect to any threatened or pending preliminary or permanent injunction or other Order or Law that would adversely affect the ability of the parties to promptly consummate the transactions contemplated by this Agreement and the other

Transaction Agreements, the parties shall use their commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be.
5.3.    Confidentiality. Purchaser and its Representatives shall treat all nonpublic information obtained in connection with this Agreement and the Cell Site Contracts and the Contemplated Transactions as confidential in accordance with the terms of the Confidentiality Agreement, which is incorporated into this Agreement by reference; provided, that Purchaser and its Representatives may disclose information on a confidential basis (a) to actual and prospective Cell Site Sublicensees that is reasonably necessary for Purchaser to market and sublicense the Licensed Cell Sites and associated Tower Site Rights to such Cell Site Sublicensees and (b) to any ratings agency in connection with any securitization or other financing of Purchaser’s interest in the Cell Site Contracts and Exclusive License.
5.4.    Public Disclosures. Without the prior written consent of the other party, each party agrees that it will not, and will cause its Representatives not to, make any release to the press or other public disclosure with respect to either the fact of this Agreement and the Transaction Agreements, or their terms, except for (a) such public disclosure by a party as may be necessary in the opinion of such party, after consultation with its legal counsel, for such party to act consistently with applicable Law, regulations or the rules of any applicable stock exchange, (b) any disclosure required to be made by Purchaser in any offering memorandum for any securitization or other financing of Purchaser’s interest in the Cell Site Contracts and Exclusive License or (c) the disclosure of information to any of the Representatives of Purchaser or Utility who are bound by duties of confidentiality. Subject to the exception in clause (a) above, the parties agree that any press release or releases to be issued with respect to the signing of this Agreement and the Transaction Agreements or the Closing of the Contemplated Transactions shall be mutually agreed upon prior to the issuance thereof. With respect to any disclosure of this Agreement pursuant to clause (a) above, the disclosing party agrees to provide the other party with five (5) Business Days’ prior notice of such disclosure requirement prior to any such disclosure and shall consider in good faith any items requested by the other party to be kept confidential in any such disclosure of this Agreement.  The disclosing party agrees to provide the other party notice of any subsequent communications with any Governmental Authority regarding such confidentiality request and to coordinate with the other party with respect to any response.
5.5.    Exclusivity. From the Effective Date through the earlier of the Closing Date or the termination of this Agreement, Utility shall not (and shall not cause or permit any of its Representatives to) (a) solicit, initiate, facilitate or encourage the submission of any proposal or offer from any Person relating to the licensing of the Licensed Cell Sites or, to the extent inconsistent with the Exclusive License to be granted pursuant to the MMLA, the associated Effective Date Towers and Tower Sites; or (b) participate in any negotiations regarding, furnish any information with respect to, knowingly assist or participate in, or knowingly facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.
5.6.    Further Assurances. The parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions. Nothing in this Section 5.6 shall supersede any provision of the MMLA or limit Purchaser’s obligations to pay the fees and costs of Utility Services (as defined in the MMLA) pursuant to the MMLA.
ARTICLE 6
CONDITIONS TO CLOSING

6.1.    Conditions to Obligations of Utility and Purchaser. The obligations of each of Utility and Purchaser to consummate the Contemplated Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
a.No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and has the effect of making the Contemplated Transactions illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of such transactions to be rescinded following completion thereof. No changes in Law shall have occurred that directly, materially and adversely affect Purchaser’s ability to own and operate the Licensed Cell Sites, or exercise the related Tower Site Rights and rights under the Cell Site Contracts pursuant to the rights granted to Purchaser in this Agreement and the MMLA.
b.No action, suit or proceeding shall have been commenced against Utility or Purchaser that would prevent the Closing.
6.2.    Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Purchaser’s waiver, at or prior to the Closing, of each of the following conditions:
a.Representations and Warranties.
i.The Utility Fundamental Representations shall be true and correct in all material respects (other than the representation and warranty of Utility set forth in Section 3.2 (Authority and Enforceability), which shall be true and correct in all respects), without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained in this Agreement, as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).
ii.All representations and warranties of Utility set forth in Article 3 (other than the Utility Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained in this Agreement) as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except (A) where the failure of such representations and warranties of Utility to be so true and correct would not reasonably be expected to have a Material Adverse Effect and (B) for changes contemplated by this Agreement.
b.Utility shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Utility prior to or on the Closing Date.
c.Utility shall have delivered each of the Closing deliverables set forth in Section 2.5(a).
d.Utility shall have delivered to Purchaser the written documentation described on Schedule 6.2(d) executed by the FMB Trustee.
e.No Material Adverse Effect shall have occurred between the Effective Date of this Agreement and the Closing Date without the prior written consent of Purchaser.
6.3.    Conditions to Obligations of Utility. The obligations of Utility to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Utility’s waiver, at or prior to the Closing, of each of the following conditions:
a.Representations and Warranties.
i.The Purchaser Fundamental Representations shall be true and correct in all material respects (other than the representation and warranty of Purchaser set forth in Section 4.2 (Authority and Enforceability), which shall be true and correct in all respects), without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained in this Agreement, as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).
ii.All representations and warranties of Purchaser set forth in Article 4 (other than the Purchaser Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect” or any similar limitation contained in this Agreement) as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except (A) where the failure of such representations and warranties of Purchaser to be so true and correct would not reasonably be expected to have a Purchaser Material Adverse Effect and (B) for changes contemplated by this Agreement.
b.Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date.
c.Purchaser shall have delivered each of the Closing deliverables set forth in Section 2.5(b).
ARTICLE 7
INDEMNIFICATION

7.1.    Survival. All representations, warranties, covenants and obligations in this Agreement will survive the Closing, subject to the limitations on survival set forth in Section 7.9.
7.2.    Indemnification by Utility. Subject to this Article 7, from and after the Closing, Utility shall indemnify, defend and hold Purchaser, its Affiliates, and its and their respective officers, directors, employees, agents and other Representatives (each a “Purchaser Indemnified Party”) harmless from and against all Claims sustained or incurred by a Purchaser Indemnified Party resulting from or arising out of:
a.any breach of a representation or warranty made by Utility in this Agreement or in the certificate delivered pursuant to Section 2.5(a)(vi); or
b.any breach of a covenant or other agreement made by Utility in this Agreement.
7.3.    Indemnification by Purchaser. Subject to this Article 7, from and after the Closing, Purchaser shall indemnify, defend and hold Utility, its Affiliates, and its and their respective officers, directors, employees, agents and other Representatives (each, a “Utility Indemnified Party”) harmless from and against all Claims sustained or incurred by a Utility Indemnified Party resulting from or arising out of:
a.any breach of a representation or warranty made by Purchaser in this Agreement or in the certificate delivered pursuant to Section 2.5(b)(vii); or
b.any breach of a covenant or other agreement made by Purchaser in this Agreement.
7.4.    Indemnification Procedure for Third Party Claims.
a.In the event that subsequent to the Closing any Person or entity entitled to indemnification under this Article 7 (an “Indemnified Party”) asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or Proceeding by any Person who is not a party to this Agreement or an Affiliate of such a party (including any domestic or foreign court, government, or Governmental Authority or instrumentality, federal, state or local) (a “Third Party Claim”) against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this

Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim, and copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim, to the Indemnifying Party within thirty (30) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within thirty (30) days after receipt from the Indemnified Party of notice of such claim, to conduct at its expense and with counsel selected by the Indemnifying Party the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party.
b.In the event that the Indemnifying Party shall fail to give such a Defense Notice within thirty (30) days, then the Indemnified Party may control the defense of such Third Party Claim.
c.In the event that the Indemnifying Party elects to conduct the defense of the subject claim, the Indemnifying Party will not be required to indemnify the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, unless the Third Party Claim involves conflicts of interest or substantially different defenses for the Indemnified Party and the Indemnifying Party. The Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim if pursuant to or as a result of such settlement or cessation (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.
7.5.    Direct Claims. If an Indemnified Party shall desire to assert any claim for indemnification provided for under this Article 7 other than a Third Party Claim (a “Direct Claim”), such Indemnified Party shall promptly notify the Indemnifying Party in writing of such Direct Claim, describing in reasonable detail the specific provisions of this Agreement claimed to have been breached, the factual basis supporting the contention that such provisions were breached, the amount or the estimated amount of damages sought thereunder, any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Direct Claim Notice”). The Indemnifying Party shall have a period of thirty (30) days within which to respond to any Direct Claim Notice, stating whether it disputes the existence or scope of an obligation to indemnify the Indemnified Party under this Article 7. If the Indemnifying Party does not so respond within such thirty (30) day period stating that the Indemnifying Party disputes its liability for such claim, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. If the Indemnifying Party disputes all or any part of such claim, the Indemnified Party and the Indemnifying Party shall attempt in good faith for thirty (30) days to resolve such claim. If no such agreement can be reached through good faith negotiation within thirty (30) days, either the Indemnified Party or the Indemnifying Party may act to resolve such dispute in accordance with Section 9.4.
7.6.    Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete or accurate notice, as provided in Sections 7.4 and 7.5, will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially damaged as a result of such failure to give timely notice.
7.7.    Subrogation. If the Indemnifying Party makes any payment hereunder in satisfaction of any Third Party Claim, the Indemnifying Party shall be subrogated to the Indemnified Party’s rights of recovery to the extent of any such Claim satisfied by the Indemnifying Party. In furtherance of Section 5.6 of this Agreement, the Indemnified Party shall execute and deliver such instruments and papers as are necessary to assign such rights and assist in the exercise thereof, including access to books and records as the Indemnifying Party may reasonably request for the purpose of carrying out the intent of this provision.
7.8.    Certain Limitations on Indemnification.
a.Utility will have no liability with respect to matters described in Section 7.2(a) with respect to any Claims unless and until the total of all Claims with respect to such matters exceeds $[***] (the “Deductible”), at which point Utility will be obligated solely for the amount of all Claims in excess of the Deductible, subject to the other limitations of this Article 7; provided, however, this limit shall not apply to (i) Claims arising in respect of Sections 3.1 (Organization and Good Standing), 3.2 (Authority and Enforceability), 3.4(a) (Title to the Effective Date Towers), and 3.9 (Taxes) (including in the case of Section 3.4(a), Claims relating to the Lien under the FMB Indenture) (collectively, the “Utility Fundamental Representations”), (ii) Claims arising in respect of Sections 3.3(a) (No Conflict), 3.4(b) (Title to the Tower Sites), 3.4(c)(ii), 3.4(c)(iii) (Ground Rights Agreements) 3.7(c)(iii) (Cell Site Contracts) (including (A) in the case of Section 3.3(a), claims relating to any required approval or consent from the California Public Utilities Commission and (B) in the case of Sections 3.4(a), 3.4(b) and 3.7(c)(iii), Claims relating to the Lien under the FMB Indenture) and Section 3.10 (Brokers or Finders) (collectively, the “Utility Specified Representations”) or (iii) Claims arising from fraud or intentional misrepresentation by Utility.
b.In no event shall the aggregate liability of Utility with respect to all Claims of indemnification made pursuant to Section 7.2(a) exceed [***] percent ([***]%) of the Final Purchase Price in the aggregate (the “Cap”); provided, however, this limit shall not apply to (i) Claims in respect of Utility Fundamental Representations or Utility Specified Representations; or (ii) Claims arising from fraud or intentional misrepresentation by Utility.
c.In no event shall the aggregate liability of Utility with respect to all Claims of indemnification made pursuant to Section 7.2(a) or Section 7.2(b) exceed the Purchase Price.
d.Purchaser will have no liability with respect to the matters described in Section 7.3(a) with respect to any Claims unless and until the total of all Claims with respect to such matters exceeds the Deductible, at which point Purchaser will be obligated for the amount of all Claims in excess of the Deductible, subject to the other limitations of this Article 7; provided, however, this limit shall not apply to (i) Claims arising in respect of Sections 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability) (collectively, the “Purchaser Fundamental Representations”), (ii) Claims arising in respect of Section 4.4 (Brokers or Finders) or (iii) Claims arising from fraud or intentional misrepresentation by Purchaser.
e.In no event shall the aggregate liability of Purchaser with respect to all Claims of indemnification made pursuant to Section 7.3(a) exceed the Cap; provided, however, this limit shall not apply to (i) Claims in respect of Purchaser Fundamental Representations or (ii) Claims arising from fraud or intentional misrepresentation by Purchaser.
f.In no event shall the aggregate liability of Purchaser with respect to all Claims of indemnification made pursuant to Section 7.3(a) or Section 7.3(b) exceed the Purchase Price.
g.In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.
h.Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Claim upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Claim.

7.9.    Indemnification Time Limitations.
a.Utility will have no liability under Section 7.2(a) unless on or before the first (1st) anniversary of the Closing Date (the “Survival Date”), Purchaser notifies Utility of a Claim in accordance with Section 7.4 or Section 7.5; provided, however, that the Utility Fundamental Representations and Utility Specified Representations shall survive indefinitely.
b.Purchaser will have no liability under Section 7.3(a) unless, on or before the Survival Date, Utility notifies Purchaser of a Claim in accordance with Section 7.4 or Section 7.5; provided, however, that the Purchaser Fundamental Representations shall survive indefinitely.
c.None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which have not been fully performed by the Closing Date or that by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.
7.10.    Reduction of Claim. To the extent any Claim incurred by an Indemnified Party is reduced by receipt of a payment under insurance policies, such payment, less the amount of any costs or expenses of recovery or increase in premium (a “Reimbursement”) shall be credited against such Claim. If any Reimbursement is obtained subsequent to payment by the Indemnifying Party in respect of a Claim, such Reimbursement shall be promptly paid over to the Indemnifying Party. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Claims prior to seeking indemnification under this Agreement.
7.11.    Determination of Breach. For purposes of determining whether there has been a breach or inaccuracy of any representation or warranty under Article 3 or Article 4 and for purposes of calculating the amount of Claims suffered by an Indemnified Party, each such representation and warranty shall be read without regard and without giving effect to the term(s) “material,” “Material Adverse Effect”, “Cell Site Material Liability” or any similar qualifier, as if such qualifiers were deleted from such representation or warranty, except for any such qualification set forth therein to the extent it qualifies an affirmative requirement to list specified items or exceptions on the Schedules of a party.
7.12.    Exclusive Remedy. Subject to Section 9.10, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all Claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein shall be (a) pursuant to the indemnification provisions set forth in this Article 7 and (b) prior to Closing, to terminate this Agreement pursuant to Section 8.1(b)(i) or 8.1(c)(i), as applicable. In furtherance of the foregoing, except with respect to Section 9.10, each party hereby waives, to the fullest extent permitted under Law, any and all rights, Claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein that it may have against the other party hereto and its Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 7. Nothing in this Section 7.12 shall limit (a) any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.10, or (b) any party’s rights or remedies under any other Transaction Agreement.
ARTICLE 8
TERMINATION

8.1.    Termination. This Agreement may be terminated at any time prior to the Closing:
a.by the mutual written consent of Utility and Purchaser;
b.by Purchaser by written notice to Utility if:
i.Purchaser is not then in material breach of any provision of this Agreement and there has been a material breach of any representation, warranty, covenant or agreement made by Utility that would give rise to the failure of any of the conditions specified in Section 6.1 or Section

6.2 and such breach, inaccuracy or failure cannot be cured by Utility by June 30, 2021 (the “Outside Date”); or
ii.any of the conditions set forth in Section 6.1 or Section 6.2 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
c.by Utility by written notice to Purchaser if:
i.Utility is not then in material breach of any provision of this Agreement and there has been a material breach of any representation, warranty, covenant or agreement made by Purchaser that would give rise to the failure of any of the conditions specified in Section 6.1 or Section 6.3 and such breach, inaccuracy or failure cannot be cured by Purchaser by the Outside Date; or
ii.any of the conditions set forth in Section 6.1 or Section 6.3 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Utility to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing.
8.2.    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, no party shall have any liability to perform any agreement hereunder, except:
a.that the provisions of Section 5.3, Section 5.4, and Article 9 shall survive termination of this Agreement; and
b.that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.
ARTICLE 9
GENERAL PROVISIONS

9.1.    Notices. All notices, requests, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been delivered (a) the next Business Day when sent overnight by a nationally recognized overnight courier service, (b) upon transmission of an email (followed by delivery of an original via nationally recognized overnight courier service), or (c) upon delivery when personally delivered to the receiving party. All such notices and communications shall be sent or delivered as set forth below or to such other person(s), email address or address(es) as the receiving party may have designated by written notice to the other party:
If to Utility:
Pacific Gas and Electric Company
77 Beale Street, Mail Code B12F
San Francisco, California 94105
Attention: Sienna Rogers
Email: Sienna.Rogers@pge-corp.com
        with a copy (which shall not constitute notice) to:
Pacific Gas and Electric Company
77 Beale Street, Mail Code B30A
San Francisco, California 94105
Attention: William Manheim
Email: WVM3@pge.com

and
        Munger, Tolles & Olson LLP
        350 S. Grand Avenue
        Suite 5000
        Los Angeles, CA 90071
        Attention:     Henry Weissmann
                Judith T. Kitano
Email:     Henry.Weissmann@mto.com
Judith.Kitano@mto.com

If to Purchaser:
Golden State Licensing, LLC
8051 Congress Avenue
Boca Raton, FL 33487
Attention:     Thomas P. Hunt, Executive Vice President and General Counsel
Email:        thunt@sbasite.com

9.2.    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
9.3    Governing Law; Submission to Jurisdiction; Selection of Forum. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES. Each party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the state and federal courts of and located in California and appellate courts having jurisdiction of appeals from the foregoing (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (d) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.1 of this Agreement.
9.4.    Dispute Resolution.
a.Executive Negotiations. Subject to Section 2.3, Utility and Purchaser shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between a vice president of Utility or his or her designated representative and an executive of similar authority of Purchaser. Either party may give the other party written notice of any dispute which has not been resolved at a working level. Within a reasonable time after delivery of such notice, the executives shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to exchange information and to attempt to resolve the dispute.
b.Mediation. If the matter has not been resolved within thirty (30) days of the first meeting of the executives, either party may at any time thereafter request mediation by written notice to the other party. The mediation shall be conducted by a mutually-agreeable mediator with experience mediating complex commercial disputes.
c.Litigation. If the claim has not been resolved within sixty (60) days after the request for mediation, then either party may act to resolve such dispute in accordance with Section 9.3.

d.Confidentiality of Dispute Resolution Process: All negotiations and any mediation conducted pursuant to this Section 9.4 are confidential and shall be treated as compromise and settlement negotiations, to which Section 1119 of the California Evidence Code shall apply, and Section 1119 is incorporated herein by reference.
e.Preliminary Injunction: Notwithstanding the foregoing provisions, a party may seek a preliminary injunction or other provisional judicial remedy in accordance with Section 9.10 if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo.
9.5.    Entire Agreement. This Agreement (including the exhibits hereto) and the other Transaction Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.
9.6.    Fees and Expenses. Except as otherwise expressly set forth in this Agreement, whether the transactions contemplated by this Agreement are or are not consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.
9.7.    Assignment; Successors and Assigns; Third Party Beneficiaries. This Agreement shall not be assignable by either party without the written consent of the other party and any such assignment in violation of the foregoing shall be null and void. This Agreement shall be binding upon and inure to the benefit of each party and its successors, heirs, legal representatives and permitted assigns. Except as provided in Article 7, this Agreement is not intended to confer upon any Person other than the parties any rights or remedies hereunder.
9.8.    Amendment; Waivers; Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against which enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by a party of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.
9.9.    Time of Essence. Time is of the essence in this Agreement, and whenever a date or time is set forth in this Agreement, the same has entered into and formed a part of the consideration for this Agreement.
9.10.    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any of the Chosen Courts to the extent permitted by applicable Law, in addition to any other remedy to which they are entitled at law or in equity, subject to the terms of this Agreement.
9.11.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to (i) effect the original intent of the parties as closely as possible and (ii) ensure that the economic and legal substance of the transactions contemplated by this Agreement to the parties is not materially and adversely affected as a result of such provision being invalid, illegal or incapable of being enforced, in each case, in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. If following the modification(s) to this Agreement described in the foregoing sentence, the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party, all other conditions and provisions of this Agreement shall remain in full force and effect.

9.12.    Schedules. All section headings in the Schedules correspond to the sections of this Agreement, but information provided in any section of the Schedules shall constitute disclosure by the party to which such Schedule corresponds for purposes of each other section of this Agreement where such information is relevant to the extent the relevance of the information to the other section is reasonably apparent on the face of the disclosure without reference to any agreement or other document described therein. Unless the context otherwise requires, all capitalized terms used in the Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Schedules. No disclosure in the Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment by the party to which such Schedule corresponds that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Schedules. No disclosure in the Schedules shall be deemed to create any rights in any third party.
9.13.    Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.
9.14.    Interpretation.
a.The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
b.The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
*****

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Purchaser:                 GOLDEN STATE LICENSING, LLC

                        By:     /s/ Thomas P. Hunt
                        Name: Thomas P. Hunt
                        Title: Executive Vice President & General Counsel

Utility:                        PACIFIC GAS AND ELECTRIC COMPANY

                        By:     /s/ David S. Thomason
                        Name: David S. Thomason
                        Title: Vice President, Chief Financial Officer, and Controller

Joinder and Guaranty
This Joinder and Guaranty (this “Guaranty”) is made by SBA Telecommunications, LLC, a Florida limited liability company (“Guarantor”), in favor of Pacific Gas and Electric Company, a California corporation (“Utility”), and is incorporated into and made a part of the Master Transaction Agreement, dated as of the date hereof (the “Agreement”), by and between Utility and Golden State Licensing, LLC, a Delaware limited liability company (“Purchaser”), a wholly-owned subsidiary of Guarantor. Capitalized terms used but not defined in this Guaranty have the meanings set forth in the main body of the Agreement.
1.Guaranty. In consideration of the substantial direct and indirect benefits derived by Guarantor from the Contemplated Transactions, and to induce Utility to enter into the Agreement, Guarantor, hereby absolutely, unconditionally and irrevocably guarantees to Utility, on the terms and conditions set forth in this Guaranty, the due and punctual payment, observance, performance and discharge of (a) all of the payment obligations of Purchaser under the Agreement and the Pipeline Agreement, including the payment of the Purchase Price under the Agreement and the “Purchase Price” under and as defined in the Pipeline Agreement, and (b) any obligation to pay damages for which Purchaser is determined to be liable by a court of competent jurisdiction arising from a breach by Purchaser of its covenants under the Agreement or the Pipeline Agreement prior to the Closing (collectively, the “Guaranteed Obligations”).
2.Nature of Guaranty. Utility shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Purchaser becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Utility to so file shall not affect Guarantor’s obligations under this Guaranty. In the event that any payment to Utility in respect of the Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, Guarantor shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been made. This Guaranty is an unconditional guarantee of payment and performance and not of collection. This Guaranty is a direct guaranty and independent of the obligations of Purchaser under the Agreement. Utility may resort to Guarantor for payment and performance of the Guaranteed Obligations whether or not Utility shall have resorted to any collateral therefor or shall have proceeded against Purchaser or any other guarantors with respect to the Guaranteed Obligations. Utility may, at Utility’s option, proceed against Guarantor and Purchaser, jointly and severally, or against Guarantor only without having obtained a judgment against Purchaser. Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all presently existing and future Guaranteed Obligations, until the complete, irrevocable and indefeasible payment and satisfaction in full of the Guaranteed Obligations.
3.Waiver of Defenses; Other Provisions.
(a)Guarantor agrees that Utility may at any time and from time to time, without notice to or further consent of Guarantor, extend the time of payment of the Guaranteed Obligations, and may also make any agreement with Purchaser for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, and may also make any agreement with Purchaser for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between Utility and Purchaser without in any way impairing or affecting Guarantor’s obligations under this Guaranty.
(b)Guarantor agrees that the Guaranteed Obligations under this Guaranty shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure or delay of Utility to assert any claim or demand or to enforce any right or remedy against Purchaser; (ii) any change in the time, place or manner of payment of the Guaranteed Obligations; (iii) the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations, to or from this Guaranty, the Agreement, or any Transaction Agreement; (iv) any change in the corporate existence, structure or ownership of Purchaser or any other Person now or hereafter liable with respect to the Guaranteed Obligations; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Purchaser or any other Person now or hereafter liable with respect to the Guaranteed Obligations; (vi) the existence of any claim, set-off or other right which Guarantor may have at any time against Purchaser or Utility, whether in connection with the Guaranteed Obligations or otherwise; (vii) the adequacy of any other means Utility may have of obtaining payment of the Guaranteed Obligations; (viii) the value, genuineness, validity, regularity, illegality or enforceability of the Agreement or the Pipeline Agreement; (ix) any change, restructuring or termination of the corporate structure, ownership or existence of Guarantor or Purchaser; (x) any extension, renewal, settlement, compromise, waiver or release in respect of the Guaranteed Obligations by operation of law; or (xi) any other circumstance, act, omission or manner of administering the Agreement or the Pipeline Agreement or any existence of or reliance on any representation by Utility that might vary the risk of Guarantor or otherwise operate as a defense available to, or a legal or equitable discharge of, Guarantor. Except as set forth in this Section 3(b), Guarantor shall be entitled to assert, as a defense to any claim by Utility under this Guaranty, that any Guaranteed Obligation is not then payable by Purchaser, including as a result of any breach of this Agreement by Utility or because all conditions precedent to such Guaranteed Obligation have not been satisfied.
(c)To the fullest extent permitted by Law, Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law that would otherwise require any election of remedies by Utility. Guarantor waives promptness, diligence, notice of the acceptance of this Guaranty and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any of the Guaranteed Obligations and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Purchaser or any other Person interested in the transactions contemplated by the Agreement, and all suretyship defenses generally.
(d)No failure to exercise and no delay in exercising, on the part of Utility, any right, remedy, power or privilege provided for in this Guaranty shall operate as a waiver thereof, nor shall any single or partial exercise by Utility of any right, remedy, power or privilege under this Guaranty preclude any other or future exercise of any such right, remedy, power or privilege. Each and every right, remedy, power and privilege granted to Utility under this Guaranty or allowed to it by applicable Law shall be cumulative and not exhaustive of any other, and may be exercised by Utility from time to time.
(e)Guarantor agrees to pay on demand all reasonable fees and out-of-pocket expenses (including the reasonable fees and expenses of counsel to Utility) incurred in the enforcement of this Guaranty against Guarantor.
(f)Guarantor waives and shall not exercise any rights that it may acquire by way of subrogation, contribution, reimbursement or indemnification for payments made under this Guaranty until all Guaranteed Obligations shall have been indefeasibly paid and discharged in full.
Guarantor is executing this Guaranty and becoming a party to the Agreement solely for the purpose of this Guaranty.

Guarantor:

SBA TELECOMMUNICATIONS, LLC

                        By:     /s/ Thomas P. Hunt
                        Name: Thomas P. Hunt
                        Title: Executive Vice President & General Counsel